Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

ferro corporation,

FERRO (BELGIUM) SPRL,

FERRO Mexicana S.A. de C.V.

AND

Polymer additives, Inc.

DATED AS OF

DECEMBER 19, 2014

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Section 6.03	No Approvals or Conflicts	44
Section 6.04	Compliance with Laws	45
Section 6.05	Proceedings	45
Section 6.06	Financing	45
Section 6.07	No Brokers’ or Other Fees	45
Section 6.08	No Other Representations or Warranties	45
ARTICLE VII
Section 7.01	General	46
Section 7.02	Cooperation	47
Section 7.03	Real and Personal Property Taxes	46
Section 7.04	Transfer and Other Taxes	47
ARTICLE VIII	EMPLOYEE MATTERS
Section 8.01	Employees; Employment Matters	48
Section 8.02	Collective Bargaining Agreements	54
Section 8.03	Workers’ Compensation	54
ARTICLE IX	OTHER COVENANTS
Section 9.01	Access to Books and Records; Cooperation	55
Section 9.02	Non-Compete and Non-Solicitation	56
Section 9.03	Severability; Reformation	57
Section 9.04	Materiality	58
Section 9.05	Corporate Names	58
Section 9.06	Further Actions	59
Section 9.07	Wrong Pocket	59
Section 9.08	Bulk Transfer Laws	59
Section 9.09	Confidentiality	59
Section 9.10	Public Announcements	60
Section 9.11	Product Warranty Claims	60

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EXHIBITS

Exhibit A	Allocation
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Lease Assignment
Exhibit E	IP Assignment
Exhibit F	TSA
Exhibit G	Supply Agreement
Exhibit H	Toll Manufacturing Agreement
Exhibit I	Posnick Lease Agreement
Exhibit J	Deeds
Exhibit K	China Employee Transfer Agreements
Exhibit L	Malaysia Employee Transfer Agreements
Exhibit M	Mexico Employee Transfer Agreements
Exhibit N	Declaration of Easement
Exhibit O	Passaic Valley Agreement

DM_US 56631789-14.066497.0323

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 19, 2014 by and among Ferro Corporation, an Ohio corporation (“Ferro”), Ferro (Belgium) Sprl, a company organized under the Laws of Belgium and a subsidiary of Ferro (“Ferro Belgium”), Ferro Mexicana S.A. de C.V., a company organized under the Laws of Mexico and a subsidiary of Ferro (“Ferro Mexico”), and Polymer Additives, Inc., a Delaware corporation (“Buyer”). Each of Ferro, Ferro Belgium and Ferro Mexico is sometimes referred to herein as a “Seller,” and Ferro, Ferro Belgium and Ferro Mexico are collectively referred to herein as “Sellers.” Buyer and Sellers are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS:

A.Sellers are engaged in the Polymer Additives Business (as defined below).

B.Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Sold Assets (as defined below), subject to the terms and conditions set forth in this Agreement..

Accordingly, the Parties agree as follows:

ARTICLE I DEFINITIONS
Section 1.01 Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 5.20.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is made. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AIP” has the meaning set forth in Section 8.01(b)(i).

“Allocation” has the meaning set forth in Section 3.03.

“Ancillary Agreements” means the Bills of Sale, the Assignment and Assumption Agreements, the Lease Assignments, the IP Assignments, the TSA, the Supply Agreement, the Toll Manufacturing Agreement, the Lien Release, the Posnick Lease Agreement, the Deeds and the other deliverable documents set forth in Sections 4.02 and 4.03.

“Annual Financial Statements” has the meaning set forth in Section 5.04(a).

“Antwerp Business” means Sellers’ businesses and operations at the Antwerp, Belgium facility, including, but not limited to, the manufacture, sale and distribution of the Retained Products at such facility.

“Antwerp Business Sale” has the meaning set forth in Section 9.02(e).

“AOC” has the meaning set forth in Section 2.03(c).

“Assignment and Assumption Agreements” has the meaning set forth in Section 4.02(b).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“BASF” has the meaning set forth in Section 5.11(a)(ii).

“BASF Agreement” has the meaning set forth in Section 5.11(a)(ii).

“Basket” has the meaning set forth in Section 10.02.

“Belgium Branch Office” has the meaning set forth in Section 8.01(a)(ii).

“Bills of Sale” has the meaning set forth in Section 4.02(a).

“Bridgeport Facility” means the Ferro Delaware River Plant and property located at 170 U.S. Route 130 South, Bridgeport, New Jersey.

“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions in the State of Ohio or State of Florida are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Mexico” means Polymer Additives Mexico Holdings, S. de R.L. de C.V., a company formed under the Laws of Mexico.

“Buyer UK” means Polyadd Limited, a company formed under the Laws of the United Kingdom.

“Buyer Indemnified Persons” means, collectively, Buyer, its Affiliates and their respective successors, assigns, officers, directors, employees, agents and representatives.

“Buyer’s Accountants” means KPMG LLP.

“Cap” has the meaning set forth in Section 10.02.

“China Employee Transfer Agreements” has the meaning set forth in Section 8.01(a)(ii).

“China Subsidiary” has the meaning set forth in Section 8.01(a)(ii).

“Claim Notice” has the meaning set forth in Section 10.09.

“Closing” has the meaning set forth in Section 4.01.

“Closing Date” has the meaning set forth in Section 4.01.

“Closing Statement” has the meaning set forth in Section 3.02(b)(i).

“Closing Working Capital” means (a) the Current Assets minus (b) the Current Liabilities, in each case determined as of 12:01 a.m. on the Closing Date and in accordance with the policies, principles, practices and procedures used by Seller in preparing Schedule 3.02(a)(ii), which are consistent with the policies, principles, practices and procedures used by Seller in preparing the balance sheet as of December 31, 2013 and subsequent interim balance sheets, which is consistent with GAAP as applied by Sellers.

“Closing Working Capital Deficit” means the amount by which the Closing Working Capital is less than $30,520,000.

“Closing Working Capital Surplus” means the amount by which the Closing Working Capital is greater than $31,020,000.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Manner” has the meaning set forth in Section 10.06(c).

“Competitive Products” has the meaning set forth in Section 9.02(b)(i)(A)(1).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 15, 2014, between H.I.G. Capital Management LLC and Ferro.

“Credit Support Obligations” means all letters of credit, performance bonds, keepwells, guarantees and other similar items issued and outstanding in connection with (and to the extent relating to) the Polymer Additives Business, the Sold Assets or the Assumed Liabilities.

“Current Assets” means the current assets included in the Sold Assets of the categories of current assets set forth on the Estimated Closing Statement, as calculated in accordance with the policies, principles, practices and procedures used by Seller in preparing Schedule 3.02(a)(ii), which are consistent with the policies, principles, practices and procedures used by Seller in preparing the balance sheet as of December 31, 2013 and subsequent interim balance sheets, which is consistent with GAAP as applied by Sellers, but excluding the S160 Inventory.

“Current Liabilities” means the current liabilities included in the Assumed Liabilities of the categories of current liabilities set forth on the Estimated Closing Statement as calculated in accordance with the policies, principles, practices and procedures used by Seller in preparing Schedule 3.02(a)(ii), which are consistent with the policies, principles, practices and procedures used by Seller in preparing the balance sheet as of December 31, 2013 and subsequent interim balance sheets, which is consistent with GAAP as applied by Sellers,.

“Data Room” means that certain virtual data room relating to the Polymer Additives Business established by Sellers through Intralinks as such data room existed and was accessible by Buyer and its advisors on the third Business Day immediately preceding the date of this Agreement.

“Deeds” has the meaning set forth in Section 4.02(i).

“Disputed Amounts” has the meaning set forth in Section 3.02(c)(iii).

“Employee” means the individuals set forth on Schedule 1.01(a).

“Employee Plan” has the meaning set forth in Section 5.15(a).

“Encumbrances” means all security interests, pledges, mortgages, deeds of trust, liens, transfer restrictions, leases, charges, options, easements, claims or rights of first refusal, charges, rights of way, covenants, conditions, restrictions, encroachments or other encumbrances of any nature whatsoever.

“Engineering Control” means any physical mechanism to contain or stabilize contamination or ensure the effectiveness of a remedial action.  An Engineering Control may include a cap, cover, building, dike, trench, leachate collection system, fence, physical access control, and ground water contamination system including a slurry wall and a ground water pumping system (but not a ground water treatment or recovery system).

“Environment” means soil, soil vapor, surface and subsurface strata, surface waters, navigable waters, groundwater, waste water, drinking water, storm water, sediments, wetlands and ambient or indoor air.

 “Environmental Cap” has the meaning set forth in Section 10.02.

“Environmental Insurance Policy” means the Z Choice® Pollution Legal Liability insurance policy issued by Zurich on the Closing Date.

“Environmental Laws” means Laws concerning public health and safety with respect to exposure to or management of Hazardous Materials, worker and occupational health and safety with respect to exposure to or management of Hazardous Materials, pollution or protection of the environment and natural resources, including without limitation: (i) all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, (ii) Registration Evaluation and Authorization of Chemicals (“REACH”) and (iii) the Safe Drinking Water & Toxic Enforcement Act of 1986, California Health & Safety Code § 25249 et seq. (“Proposition 65”).

“Environmental Permits” means all Permits required to operate the Facilities and the Polymer Additives Business pursuant to applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” has the meaning set forth in Section 3.02(a).

“Estimated Purchase Price” has the meaning set forth in Section 3.02(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Facility” or “Facilities” means the Sold Real Property and the Leased Real Property.

“Ferro” has the meaning set forth in the preamble.

“Ferro Belgium” has the meaning set forth in the preamble.

“Ferro Mexico” has the meaning set forth in the preamble.

“Financial Statements” has the meaning set forth in Section 5.04(a).

“Five-Year Restricted Period” has the meaning set forth in Section 9.02(a).

“Forfeited Employer Contributions” has the meaning set forth in Section 8.01(e).

“Fort Worth Union” has the meaning set forth in Section 9.17.

“FSA Year” has the meaning set forth in Section 8.01(c)(iv).

“GAAP” means generally accepted accounting principles in the United States.

“General Enforceability Exceptions” means, collectively, the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law).

“Governmental Authority” means (i) any federal, state, supranational, local or foreign government, (ii) any governmental, regulatory or administrative authority, agency or commission, (iii) any self-regulated organization or other non-governmental regulatory authority, quasi-governmental authority or multinational organization (to the extent that such organization or authority exercises judicial, legislative or regulatory power) or (iv) any court, tribunal, judicial body or arbitrator (public or private).

“Governmental Order” means any order, writ, injunction, decree, judgment, decision, ruling, charge, subpoena, verdict, award, assessment or arbitration award of a Governmental Authority.

“Hazardous Materials” means (a) petroleum or petroleum products and any fractions of byproducts thereof, natural gas, crude oil, explosives, radioactive materials, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSWA” has the meaning set forth in Section 9.12(c).

“Improvements” has the meaning set forth in Section 2.01(j).

“Indemnified Party” has the meaning set forth in Section 10.09.

“Indemnifying Party” has the meaning set forth in Section 10.09.

“Independent Accountants” has the meaning set forth in Section 3.02(c)(iii).

“Initial North America Restricted Period” has the meaning set forth in Section 9.02(b)(i)(A)(1).

“Institutional Control” means a mechanism used to provide notice of residual contamination and, therefore, the need to limit human activities at or near a contaminated site in order to ensure the effectiveness of the remedial action over time.  Institutional Controls may include structure, land and natural resource use restrictions, well restriction areas, ground water classification exception areas, deed notices, and declarations of environmental restrictions.

“Intellectual Property”  means all intellectual property recognized anywhere in the world including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, utility models, patent applications (and foreign counterparts), utility model applications (and foreign counterparts), patent disclosures and invention disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (b) all trademarks, service marks, trade dress, logos and trade names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith specific to the Sold Assets, but specifically excluding the Retained Names and Marks; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, methods, processes, ideas, and proprietary or confidential business information (including documented ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lab journals (from current and past employees), reports, handwritten and electronic presentations, analytic procedures, protocols and results, retained samples, visiting customer reports and tech service reports, and business and marketing plans and proposals) whether or not reduced to writing and in whatever form, including information retained in an individual’s mind or memory; (e) all computer software (including data and related documentation and any CRM tools); (f) all websites and internet domain name registrations; (g) all copies and tangible embodiments of the foregoing items in (a)-(f) (in whatever form or medium); (h) all goodwill associated with any of the foregoing and (i) any and all rights to sue for past infringement of, and any other claims with respect to, any and/or all of the rights arising from (a)-(h).

“Interim Financial Statements” has the meaning set forth in Section 5.04(a).

“IP Assignment” has the meaning set forth in Section 4.02(d).

“IRS” means the United States Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and the rules and regulations promulgated thereunder.

“Knowledge of Buyer” means the actual knowledge of Gaurav Golechha and Keval Patel.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge, after making reasonable inquiry of his or her direct reports, of any one or more of Paul Angus, James Barna, Joe Vitale, Andrew Henke, Richard S. Hughes, Brenda Hollo, Tim Harker, John Glassmeyer, Alan Olson, Mike Strong and Curt Tschantz.

“Land Use Covenants and Restrictions” means Institutional Controls and Engineering Controls.

“Law” means any law, statute, code, ordinance, regulation, rule, consent agreement, order, constitution or treaty of any Governmental Authority, including common law.

“Leases” means all leases, lease guaranties, subleases, licenses, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof, and listed on Schedule 2.01(k).

“Lease Assignments” has the meaning set forth in Section 4.02(c).

“Leased Real Property” has the meaning set forth in Section 2.01(k).

“Leave Employees” has the meaning set forth in Section 8.01(a)(i).

“Liability” or “Liabilities” means any debts, liabilities or obligations of any nature whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), including all costs and expenses relating thereto.

“License” has the meaning set forth in Section 9.05(b).

“Licensed Marks” has the meaning set forth in Section 9.05(b).

“Lien Release” means the release by PNC Bank and certain other lenders of any Encumbrances applicable to the Sold Assets pursuant to the Third Amended and Restated Credit Agreement dated August 24, 2010 (as amended).

“Losses” means, collectively, all losses, damages, costs, deficiencies, actions, demands, judgments, claims, awards, Governmental Orders, amounts paid in settlement, fines, fees, penalties, dues, interest and expenses (including expenses and reasonable fees of attorneys and accountants).

“LSRP” has the meaning set forth in Section 9.12(a).

“Malaysia Employee Transfer Agreements” has the meaning set forth in Section 8.01(a)(ii).

“Malaysia Subsidiary” has the meaning set forth in Section 8.01(a)(ii).

“Material Adverse Effect” means any event, occurrence, circumstance, effect, fact, condition or change that individually or in the aggregate is, or could reasonably be expected to become, materially adverse to (a) the Sold Assets or the Assumed Liabilities, (b) the business, results of operations, financial condition, assets or Liabilities of the Polymer Additives Business, taken as a whole or (c) the ability of Sellers or any of its Affiliates to timely consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” does not include any event, occurrence, circumstance, effect, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes in general economic or political conditions; (ii) any changes that generally affect the industries in which the Polymer Additives Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) outbreaks of acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation of such Laws or accounting rules; (vii) any natural or man-made disaster or acts of God; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Polymer Additives Business; or (ix) any failure by the Polymer Additives Business to meet any projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) will not be excluded); except, with respect to clauses (i), (ii), (iii), (iv), (vi) and (vii) above, to the extent that any such event, occurrence, circumstance, effect, fact, condition or change disproportionately impacts the Polymer Additives Business as compared to other companies operating in the same industries and markets in which the Polymer Additives Business operates.

“Material Contracts” has the meaning set forth in Section 5.10(a).

“Material Customers” has the meaning set forth in Section 5.16(a).

“Material Suppliers” has the meaning set forth in Section 5.16(b).

“Mexico Employee Transfer Agreements” has the meaning set forth in Section 8.01(a)(ii).

“NJDEP” means the New Jersey Department of Environmental Protection.

“ordinary course of business” means the ordinary course of business consistent with past practice and custom (including with respect to quantity and frequency).

“Other Adjustments” has the meaning set forth in Section 3.02(a).

“Parties” or “Party” has the meaning set forth in the preamble.

“Permits” means permits, licenses, franchises, certificates, registrations, waivers, approvals, authorizations and other consents issued by, obtained from or filed with Governmental Authorities.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown in the Closing Statement, (b) statutory liens incurred in the ordinary course of business (and not in connection with the borrowing of money), such as carriers’, warehousemens’, materialmens’ and mechanics’ liens and other similar liens and with respect to amounts not yet due and payable or being contested in good faith by appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown in the Closing Statement, (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation or similar Laws, (d) with respect to the Facilities (i) the effect of zoning, entitlement and other land use restrictions that do not, individually or in the aggregate, materially impact the present use or occupancy of the Facilities, (ii) Encumbrances of record that do not, individually or in the aggregate, materially impact the present use or occupancy of the Facilities, (iii) leases, subleases, license agreements and other occupancy agreements set forth on Schedule 1.01(b), (iv) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Facilities or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any of the Facilities, in each case that are of record and do not, individually or in the aggregate, materially impact the present use or occupancy of the real property subject thereto, and (e) Encumbrances that may be created by or on behalf of Buyer and (g) any other matters disclosed on Schedule 1.01(b).

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Phosphate Ester Adjustment” means the incremental margin included in the Financial Statements to reflect sales of phosphate esters on a third party basis.

“Polymer Additives Business” means the business of manufacturing, developing, marketing, distributing and selling polymer modifiers (including but not limited to phosphate esters whether or not manufactured by Seller at the Facilities), lubricants and stabilizers and any other products that are manufactured, developed, marketed, distributed or sold at or from any of the Facilities, and providing services relating thereto, in each case as conducted by Sellers and their Subsidiaries during the 12 months prior to the date hereof. For the avoidance of doubt, the Polymer Additives Business specifically (i) excludes the business of manufacturing, developing, marketing, distributing and selling the Retained Products at the Antwerp Facility and (ii) includes the products set forth on Schedule 1.01(c).

“Posnick Facility” means the real property located at 7500 East Pleasant Valley Road, Independence, Ohio.

“Posnick Lease Agreement” has the meaning set forth in Section 4.02(h).

“Post-Closing Adjustment” has the meaning set forth in Section 3.02(b)(ii).

“Post-Remediation Obligations” has the meaning set forth in Section 9.12(g).

“Pre-Closing Appeals” has the meaning set forth in Section 7.03(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proceeding” means any civil, criminal, judicial, administrative, regulatory or arbitral actions, investigations, demands, audits, notices of violation, inquiries, claims, complaints, suits or proceedings (public or private) by or before any Governmental Authority.

“Prohibited Business” has the meaning set forth in Section 9.02(b)(ii).

“Purchase Price” has the meaning set forth in Section 3.01.

“RAO” has the meaning set forth in Section 9.12(a).

“Recovery Proceeds” has the meaning set forth in Section 10.07.

“Release” means (i) any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release of any Hazardous Material into the Environment; or (ii) the abandonment or discard of barrels, containers, tanks, or other receptacles containing any Hazardous Material into the Environment.

“Resolution Period” has the meaning set forth in Section 3.02(c)(ii).

“Response Action” means any environmental investigation, assessment, monitoring, cleanup, containment, restoration, removal, remediation or other corrective or response action.

“Retained Businesses” means the Antwerp Business.

“Retained Names and Marks” has the meaning set forth in Section 9.05(a).

“Retained Products” means adipates, benzoic acid and dibenzoates.

“Retroactive Wage Amount” has the meaning set forth in Section 9.17.

“Review Period” has the meaning set forth in Section 3.02(c)(i).

“S160 Inventory” means any inventory of Santicizer 160 owned by Sellers or any of their Affiliates and not located at one of the Facilities.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State.

“Sanctioned Country” means a country or territory which is the subject or target of any Sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (at the time of this Agreement, Cuba, Iran Myanmar (Burma), North Korea, Sudan and Syria).

“Sanctioned Person” means: (i) any Person listed in a Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) any Person organized or resident in a Sanctioned Country in violation of applicable Law or (iii) any Person owned in the aggregate, directly or indirectly, 50 percent or more by one or more such Persons; provided that if a Person is included in a Sanctions-related list described in this definition, but its inclusion on that list is limited to a specific purpose or purposes (e.g., the provision of goods in support of deep water oil-producing projects), such Person would be considered a “Sanctioned Person” for purposes of this Agreement only to the extent that such specific purpose or purposes implicates activities relating to the Polymer Additives Business.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Indemnified Persons” means, collectively, Sellers, their respective Affiliates and their respective successors, assigns, officers, directors, employees, agents and representatives.

“Seller Retirement Contribution” has the meaning set forth in Section 8.01(e).

“Sellers’ Accountants” means Deloitte & Touche LLP.

“Sellers’ Fundamental Representations and Warranties” has the meaning set forth in Section 10.08.

“Sold Assets” has the meaning set forth in Section 2.01.

“Sold Contracts” has the meaning set forth in Section 2.01(c).

“Sold Equipment” has the meaning set forth in Section 2.01(a).

“Sold Intellectual Property” has the meaning set forth in Section 2.01(e).

“Sold Inventory” has the meaning set forth in Section 2.01(b).

“Sold Real Property” has the meaning set forth in Section 2.01(j).

“Solutia Agreement” has the meaning set forth in Section 9.12(j).

“Solutia Corrective Action” has the meaning set forth in Section 2.03(c).

“Statement of Objections” has the meaning set forth in Section 3.02(c)(ii).

“Sub-Basket” has the meaning set forth in Section 10.02.

“Subsequent North America Restricted Period” has the meaning set forth in Section 9.02(b)(i)(A)(2).

“Subsidiaries” means, with respect to any Person, any other Person 50% or more of the voting equity of which is owned, directly or indirectly, by such first Person or one or more of its Subsidiaries.

“Supply Agreement” has the meaning set forth in Section 4.02(f).

“Surveys”  means, with respect to each parcel of Sold Real Property, an up-to-date ALTA Land Title Survey, acceptable to Buyer in form and substance, certified within sixty (60) days prior to the Closing, prepared by a surveyor licensed in the jurisdiction where such Sold Real Property is located, completed in accordance with the most current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” including Table A items which Buyer requests and certified to Buyer, the Title Company, Buyer's lender, if any, McDermott Will & Emery LLP and any other parties designated by Buyer.

“Tax” or “Taxes”  means any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, real property transfer, real property transfer gains, value added, property or windfall profits taxes, customs, duties or similar fees, similar levies, similar assessments or similar charges, together with any related interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns”  means any return, form, report or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.09.

“Three-Year Restricted Period” has the meaning set forth in Section 9.02(b)(i)(B).

“Title Commitment” means, with respect to each parcel of Sold Real Property, an owner’s preliminary report on title covering a date within sixty (60) days prior to the Closing, issued by the Title Company, which preliminary report shall contain a commitment of the Title Company to issue an owner's title insurance policy on the most current form of ALTA fee owner's title insurance policy, with extended coverage (a “Title Policy”), insuring the good and marketable fee simple title of Buyer or its nominee in such Sold Real Property, with liability in the amount of the approximated fair market value of the subject Sold Real Property as reasonably agreed to between Sellers and Buyer, together with legible and complete copies of all exceptions and matters referred to therein, and with such affirmative coverages and endorsements as Buyer and/or its lender shall require.

“Title Company” means Chicago Title Insurance Company.

“Title Policy”  has the meaning set forth in the definition of Title Commitment.

“Toll Manufacturing Agreement” has the meaning set forth in Section 4.02(g).

“Tolling Assets Cap” has the meaning set forth in Section 10.02.

“Total Consideration” has the meaning set forth in Section 3.01.

“Transferring Belgium Employee” has the meaning set forth in Section 8.01(a)(ii).

“TSA” has the meaning set forth in Section 4.02(e).

“Transferred Employee” has the meaning set forth in Section 8.01(a)(i).

“Transfer Taxes” has the meaning set forth in Section 7.04(a).

“UK Sold Assets” has the meaning set forth in Section 3.04.

“Undisputed Amounts” has the meaning set forth in Section 3.02(c)(iii).

“Union Employee” has the meaning set forth in Section 8.02.

“U.S. EPA” means the United States Environmental Protection Agency.

“USIP” has the meaning set forth in Section 8.01(b)(i).

“VAT” has the meaning set forth in Section 3.04.

“VATA” has the meaning set forth in Section 5.08(c).

Section 1.02 Certain Interpretive Matters.

(a) The words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement and not to any particular provision of this Agreement or the Ancillary Agreements. References to any Article, Section or Schedule refer to this Agreement unless otherwise expressly specified.

(b) The meaning of defined terms will be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but, depending on the context, not necessarily exclusive. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(c) References to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.
(d) Any reference to any Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context expressly requires otherwise.

(e) The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(g) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(h) The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule will be deemed to have been disclosed on each other Schedule, but only to the extent that the relevance of such disclosure to such other Schedules is reasonably apparent on its face, provided that in no event shall a list of contracts or agreements be deemed to modify any other Schedule absent a specific cross-reference. No disclosure on a Schedule relating to a possible breach or violation of any contract or agreement, Law or Governmental Order will be construed as an admission or indication that such breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule but not otherwise defined therein will be defined as set forth in this Agreement.

(i) References to dollars or “$” means U.S. dollars.

(j) Any reference in this Agreement to gender will include all genders.

(k) For purposes of this Agreement, the term “reasonable best efforts” will not be deemed to require any Person to give any guarantee or other monetary consideration of any nature, including in connection with obtaining any consent or waiver, or to consent to any change in the terms of any agreement or arrangement.

ARTICLE II PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Sold Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers will, and will cause their respective Affiliates to, sell, assign, and transfer to Buyer, and Buyer will, and will cause its respective Affiliates, as required, to purchase and acquire, all right, title and interest in and to the Sold Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The term “Sold Assets” means, collectively, the properties, assets and rights of every kind and description, tangible and intangible, wherever situated, primarily relating to the Polymer Additives Business or primarily used or held for use in connection with the Polymer Additives Business (in each case, other than the Excluded Assets), all determined as of the Closing Date, including the following properties, assets and rights as the same exist on the Closing Date:

(a) all machinery, equipment, spare parts, computer hardware and software, tools, office and laboratory equipment, business machines, furniture, furnishings and other tangible personal property located at the Facilities or primarily used or held for use in the Polymer Additives Business or otherwise described or listed on Schedule 2.01(a) (the “Sold Equipment”);

(b) all inventory of raw materials, finished goods and work-in-process, goods consigned by Sellers, packaging, labels, supplies, parts and other inventories located at the Facilities or primarily used or held for use in the Polymer Additives Business or otherwise described or listed on Schedule 2.01(b),  including  the S160 Inventory and any phosphate ester inventory and any of the foregoing held for the benefit of the Polymer Additives Business in the possession of third party distributors, suppliers, dealers or other in transit but notwithstanding the foregoing excluding the any inventory located in or in transit to Japan, Mexico or Australia (collectively the “Sold Inventory”);

(c) all rights and incidents of interest of, and benefits accruing to, each Seller or its Affiliates in and to (i) all contracts and agreements (including sales orders and purchase orders) primarily relating to the Polymer Additives Business, including those set forth on Schedule 2.01(c), and (ii) any other contract or agreement (including sales orders and purchase orders) entered into by Sellers or their Affiliates after the date of this Agreement primarily for the Polymer Additives Business (collectively, the “Sold Contracts”);

(d) all books and records relating to the other Sold Assets or any Assumed Liability or primarily relating to the Polymer Additives Business, including customer and supplier lists and other customer and supplier information, research and development files, product files, equipment logs, operating guides and manuals, personnel records relating to Transferred Employees and other lists and documents (other than Tax records, litigation files and books, records, lists or documents primarily related to Excluded Assets or Excluded Liabilities), except that Sellers are entitled to retain copies of any such materials that are necessary in their reasonable judgment for Tax, accounting, personnel or legal purposes (including Securities and Exchange Commission reporting);

(e) all Intellectual Property primarily used or held for use in the Polymer Additives Business, including the registered Intellectual Property and the other Intellectual Property set forth on Schedule 2.01(e) (collectively, the “Sold Intellectual Property”);

(f) all Permits primarily used or held for use in the Polymer Additives Business, including the Permits listed on Schedule 2.01(f), but only to the extent such Permits may be transferred under applicable Law;

(g) all guarantees, indemnities and warranties and similar rights against third parties arising out of or relating to any other Sold Asset or any Assumed Liabilities or primarily relating to the Polymer Additives Business;

(h) all accounts and notes receivable, trade receivable, deferred charges, chattel paper and other rights to receive payments, in each case primarily relating to the Polymer Additives Business (including any arising from the sale of phosphate esters), and any security, claim, remedy or other right related to any of the foregoing;

(i) other than as provided in Section 2.02(i), all pre-paid expenses (including prepaid rentals, prepared utility services, prepaid fees for permits, prepaid memberships, prepaid advertising and prepaid database subscriptions), deposits, credits, allowances, rebates, and refunds, including advances to suppliers, in each case primarily relating to the Polymer Additives Business;

(j) the real estate parcels owned by a Seller that are specifically listed or described in Schedule 2.01(j), together with the buildings, structures, facilities, building systems, fixtures, and other improvements thereon, (the “Improvements”), and any rights, grants, privileges or easements arising out of the ownership thereof or appurtenant thereto (collectively, the “Sold Real Property”);

(k) all rights in respect of the real property leased by Ferro pursuant to the Leases, together with all right, title and interest of Seller in and to the real property demised thereunder, including any rights, title, interests, privileges or easements appurtenant thereto as more fully described and at the street addresses or other method of identification (as set forth in the applicable Lease) set forth on Schedule 2.01(k) (the “Leased Real Property”);
(l) all cars, trucks, forklifts and other vehicles primarily used or held for use in the Polymer Additives Business;

(m) all rights to any actions, suits, claims defenses and rights of set-off available to or being pursued by Sellers or any of their respective Affiliates against any third party relating to the other Sold Assets or any Assumed Liability or primarily relating to the Polymer Additives Business, including claims in bankruptcy;

(n) all goodwill incident to or associated primarily with the Polymer Additives Business, other than goodwill to the extent associated primarily with the Excluded Assets or the Retained Names and Marks;

(o) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation of the Polymer Additives Business; and

(p) any insurance claims and proceeds to the extent arising from or relating to any other Sold Asset or any Assumed Liability or primarily relating to the Polymer Additives Business.

Section 2.02 Excluded Assets.  Buyer and Sellers acknowledge and agree that the Sold Assets will not include, and Sellers will not sell, assign or transfer to Buyer, and Buyer will not purchase or acquire any license, right, title or interest in or to, any of the Excluded Assets. The term “Excluded Assets” means, collectively, all properties, assets and rights of Sellers and their respective Affiliates other than the Sold Assets, including each of the following properties, assets and rights:

(a) all properties, assets and rights of the Retained Businesses, unless primarily relating to the Polymer Additives Business or primarily used or held for use in connection with the Polymer Additives Business;

(b) all cash and cash equivalents owned by Sellers, other than (for the avoidance of doubt) any deposits primarily used or held for use in the Polymer Additives Business and not included in the Closing Working Capital;

(c) all contracts and agreements that are not Sold Contracts, including the contracts listed on Schedule 2.02(c);
(d) all Intellectual Property that is not Sold Intellectual Property, including the Retained Names and Marks;
(e) all real property owned by Sellers other than the Sold Real Property;

(f) all rights and incidents of interest of, and benefits accruing to, each Seller pursuant to any leases in and to real property that are not Sold Contracts or related to the Leased Real Property;
(g) any rights to any insurance policies, premiums or proceeds from Sellers’ insurance coverage (other than to the extent that such rights and proceeds are Sold Assets pursuant to Section 2.01(p));
(h) all Employee Plans and trusts or other assets attributable thereto;

(i) any rights to any refunds, credits, overpayments, prepayments and deposits, in each case relating to Taxes, (i) of each Seller with any Governmental Authority, or (ii) with respect to the Sold Assets for any Pre-Closing Tax Period;

(j) all Tax Returns of each Seller relating to the Sold Assets and all records (including working papers) related thereto;

(k) all causes of action, claims, credits, demands or rights of set-off of each Seller against any Person primarily arising from or relating to the Retained Businesses and that are not a Sold Asset; and

(l) all rights that accrue to Sellers under this Agreement or any Ancillary Agreement.

Section 2.03 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume, effective as of the Closing, and will thereafter pay, perform, be responsible for and discharge or otherwise satisfy the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a) all Liabilities to be performed under the Sold Contracts after the Closing (but not any Liability arising out of or in connection with any failure to pay, violation or breach of such Sold Contract occurring on or prior to the Closing Date);

(b) all accounts and notes payable and other accrued operating expenses of Sellers, in each case arising from the ordinary course operation of the Polymer Additive Business prior to the Closing, but only to the extent included as a Current Liability in the calculation of Closing Working Capital as determined pursuant to Section 3.02; and

(c) all Liabilities relating to or arising out of the Sold Assets under Environmental Laws and relating to or arising out of Releases at, upon, under or migrating to or from the Facilities, except for Liabilities: (i) arising from any locations formerly owned, leased or operated by Sellers in connection with the Polymer Additives Business (for the avoidance of doubt, the Facilities will not constitute formerly owned, leased or operated property of Sellers for purposes of this provision), (ii) arising from any off-site locations to which Hazardous Materials generated by the Polymer Additives Business have been transported for treatment, storage, disposal, reclamation or recycling prior to Closing (for the avoidance of doubt, such locations will not include the Facilities), (iii) arising from any ISRA proceedings or cases commenced prior to the Closing Date or that are triggered by the transactions covered by this Agreement, (iv) arising from any Response Actions required of Solutia Inc. by the Hazardous and Solid Waste Amendments Permit No. NOD001700707 or related Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or similar state corrective action proceedings as a result of Hazardous Materials Released on, at, under or migrating from the Bridgeport Facility prior to the Closing Date (the “Solutia Corrective Action”), (v) arising from or related to Hazardous Materials Released in the Environment prior to or present as of Closing on, at, under or migrating from the Sold Real Property at 7050 Krick Road, Walton Hills, Ohio for actions required under the RCRA Section 3008(h) Administrative Order on Consent entered into on September 29, 2011 by the U.S. Environmental Protection Agency and Ferro Corporation (U.S. EPA Docket No. RCRA-05-2011-0018) (“AOC”) and any Response Actions for Hazardous Materials Released in the Environment prior to or present as of Closing triggered as a result of activities, investigation or contamination found or uncovered as a result of work done pursuant to the AOC, and (vi) arising from or related to Hazardous Materials Released in the Environment by Ferro prior to or present as of Closing on, at, under or migrating from the property at 111 West Irene Road, Zachary, Louisiana.

Section 2.04 Excluded Liabilities.  Buyer will not assume, and will not have been deemed to assume or become the successor to, any of the Liabilities of any Seller or any of its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”), which shall remain Liabilities of Sellers after the Closing. For the avoidance of doubt, (a) Buyer will not be liable or responsible for any of the Excluded Liabilities and (b) Sellers shall pay, discharge or otherwise satisfy all Excluded Liabilities when due.

Section 2.05 Non-Assignable Sold Contracts.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.05, to the extent that the sale, assignment or transfer, or attempted sale, assignment or transfer to Buyer of any Sold Contract or Permit would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver has not been obtained prior to the Closing, this Agreement will not constitute a sale, assignment or transfer, or an attempted sale, assignment or transfer of such Sold Contract or Permit. Following the Closing, Sellers will use their reasonable best efforts, and Buyer will cooperate with Sellers to obtain any such required consent, authorization, approval or waiver; except that neither of the Sellers nor Buyer will be required to pay any consideration to obtain any of the foregoing. Once such consent, authorization, approval or waiver is obtained, the applicable Seller will sell, assign and transfer to Buyer the relevant Sold Contract or Permit to which such consent, authorization, approval or waiver relates for no additional consideration.

(b) To the extent that any Sold Contract cannot be transferred to Buyer following the Closing pursuant to Law or this Section 2.05, Buyer and Sellers shall use reasonable best efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Sold Contract to Buyer as of the Closing. To the extent such economic and operational equivalent is provided to Buyer and to the extent permitted under applicable Law, Buyer shall, as agent or subcontractor for Sellers, pay, perform and discharge fully the Liabilities of Sellers thereunder from and after the Closing Date to the extent related to such Sold Contract (but only to the extent such Liabilities would be Assumed Liabilities if such Sold Contract had been transferred to Buyer at the Closing) in connection with the arrangements under this Section 2.05(b). To the extent permitted under applicable Law, Sellers shall, without further consideration therefore, hold in trust for and pay to Buyer promptly upon receipt thereof, such Sold Contract and all income, proceeds and other monies received by Sellers to the extent related to such Sold Contract in connection with the arrangements under this Section 2.05(b).  If, following the Closing and after failed efforts to secure valid assignment of any such Sold Contract, Buyer determines that such Sold Contract should be terminated under its terms rather than continued, then the applicable Seller shall use its reasonable best efforts to terminate such Sold Contract in the manner directed by Buyer, and any Liability arising under or related to such Sold Contract shall be an Excluded Liability.

(c) The provisions of this Section 2.05 shall in no way excuse Sellers from responsibility for breach of any of its representations and warranties or covenants hereunder.

Section 2.06 Purchase and Sale of Mexican Inventory.  Within 10 days after Buyer Mexico delivers written notice to Ferro that Buyer Mexico has opened a bank account in its name, Sellers will, and will cause their respective Affiliates to, sell, assign and transfer to Buyer Mexico, and Buyer Mexico will purchase and acquire, all right, title and interest in and to all inventory of raw materials, finished goods and work-in-process, goods consigned by Sellers, packaging, labels, supplies, parts and other inventories located at Oriente 171 No. 450, Aragon Inguaran, Mexico City, Mexico or primarily used or held for use in the Polymer Additives Business as conducted by Sellers and their Subsidiaries in Mexico at such time, in each case free and clear of all Encumbrances other than Permitted Encumbrances.  Prior to consummating such transaction, the Parties will conduct a physical count of such inventory.  At the closing of such transaction, Buyer Mexico shall pay an amount equal to the cost of such inventory, plus the corresponding amount of VAT payable in connection with such inventory, to Ferro Mexico by wire transfer of immediately available U.S. or Mexican funds (as the Parties may mutually agree) pursuant to wire instructions delivered by Ferro Mexico to Buyer Mexico in writing at least three (3) Business Days prior to such closing.

ARTICLE III PURCHASE PRICE

Section 3.01 Payment of Purchase Price.  The aggregate consideration for the Sold Assets will be $153,500,000, subject to adjustment pursuant to Section 3.02 (the “Purchase Price”), plus the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”). At the Closing, Buyer will pay $145,200,000 of the Estimated Purchase Price to Ferro (or its designee), Buyer UK will pay $7,600,000 of the Estimated Purchase Price to Ferro Belgium (or its designee), and the remaining $700,000 of the Estimated Purchase Price will be paid by Buyer Mexico to Ferro Mexico, in each case by wire transfer of immediately available U.S. funds pursuant to wire instructions delivered by Ferro to Buyer in writing at least three (3) Business Days prior to the Closing.

Section 3.02 Net Working Capital Adjustment.

(a) Estimated Purchase Price.  Sellers have delivered to Buyer (i) a certificate signed by an officer of the Ferro setting forth Sellers’ best estimate of the Closing Working Capital, the Closing Working Capital Surplus (if any), the Closing Working Capital Deficit (if any), the adjustment amounts set forth on Schedule 3.02(a)(i) (the “Other Adjustments”), and, based on such estimates, the Estimated Purchase Price, which certificate is attached as Schedule 3.02(a)(ii) (the “Estimated Closing Statement”) and (ii) all records and work papers used to compute and verify the information set forth in such Estimated Closing Statement.  The “Estimated Purchase Price” is an amount equal to the Purchase Price, plus the Closing Working Capital Surplus (if any) set forth in the Estimated Closing Statement, minus the Closing Working Capital Deficit (if any) set forth in the Estimated Closing Statement, minus the Other Adjustments set forth in the Estimated Closing Statement.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer will prepare and deliver to Sellers a statement setting forth Buyer’s good faith calculation of Closing Working Capital, the Closing Working Capital Surplus (if any), the Closing Working Capital Deficit (if any), the Other Adjustments and the Post-Closing Adjustment, which statement will contain at least the same level of details as the Estimated Closing Statement (the “Closing Statement”). The Estimated Closing Statement and the Closing Statement, and all calculations of Closing Working Capital, will be prepared in accordance with the policies, principles, practices and procedures used by Seller in preparing Schedule 3.02(a)(ii), which are consistent with the policies, principles, practices and procedures used by Seller in preparing the balance sheet as of December 31, 2013 and subsequent interim balance sheets, which is consistent with GAAP as applied by Sellers.

(ii) The “Post-Closing Adjustment” will be an amount equal to the difference between (A) the amount equal to the Purchase Price, plus the Closing Working Capital Surplus (if any) set forth in the Closing Statement, minus the Closing Working Capital Deficit (if any) set forth in the Closing Statement, minus the Other Adjustments set forth in the Closing Statement less (B) the Estimated Purchase Price. If the Post-Closing Adjustment is a positive number, Buyer will pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers will pay to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) After receipt of the Closing Statement, Sellers will have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers and Sellers’ Accountants will have reasonable access to the relevant books and records of Buyer (including those acquired by Buyer in connection with the transactions contemplated by this Agreement), the personnel of, and work papers (if any) prepared by, Buyer and Buyer’s Accountants to the extent that they relate to the Closing Statement (and in the case of work papers prepared by Buyer’s Accountants, subject to Sellers executing any waivers or other documents reasonably requested by Buyer’s Accountants), in each case as Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections, provided that such access will be in a manner that does not interfere with Buyer’s normal business operations.

(ii) On or prior to the last day of the Review Period, Sellers may object to the Closing Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement (the “Statement of Objections”). If Sellers fail to deliver a Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment reflected in the Closing Statement will be deemed accepted by Sellers. If Sellers deliver a Statement of Objections before the expiration of the Review Period, Buyer and Sellers will negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”). If all objections set forth in the Statement of Objections are resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as Buyer and Sellers may agree in writing during the Resolution Period will be final and binding.

(iii) If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) will be submitted for resolution to the office of Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Buyer and Sellers will appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Independent Accountants will only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be equal to one of the values assigned to such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountants will make a determination as soon as practicable within 30 days (or such other time as the Parties may agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and the Post-Closing Adjustment will be conclusive and binding upon the Parties. Each of Buyer on the one hand and Sellers on the other hand will pay 50% of the fees and expenses of the Independent Accountants.  Any Undisputed Amounts will be final and binding unless such amounts relate to the Disputed Amounts or could change based on the final determination of the Disputed Amounts.

(iv) Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, will (A) be due within five Business Days of the date on which the Post-Closing Adjustment is finally determined pursuant to this Section 3.02; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. The amount of any Post-Closing Adjustment will bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date of such payment. Such interest will be calculated daily on the basis of a 365 day year and the actual number of days elapsed. The Parties will treat any payment made pursuant to this Section 3.02 as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Law.

Section 3.03 Allocation of the Total Consideration.  The Total Consideration will be allocated for Tax purposes among the Sold Assets based on the fair market values of the Sold Assets immediately prior to the Closing (the “Allocation”), which fair market values will be agreed upon by the Parties prior to the Closing in accordance with the methodology set forth on Exhibit A and which Allocation will be updated after the Closing to reflect the Post-Closing Adjustment. The Allocation will be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any analogous provisions of state, local or non-U.S. Law. Sellers and Buyer agree to (a) be bound by the Allocation for all Tax purposes, (b) report, act, prepare and file any Tax Returns on a basis consistent with the Allocation, (c) adopt and utilize the Allocation for purposes of filing any applicable Tax forms (including IRS Form 8594) and (d) take no position inconsistent with the Allocation before any Governmental Authority, unless required by applicable Law. Each of the Parties will notify the others if any Governmental Authority proposes to reallocate the Total Consideration and no Party will agree to any adjustment asserted by such Governmental Authority without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed.

Section 3.04 Value Added Tax.  All sums payable under this Article 3 are exclusive of any value added Tax (“VAT”).  Sellers and Buyer consider that article 5 of the Value Added Tax (Special Provisions) Order 1995 of the United Kingdom shall apply to the sale under this Agreement of the Sold Assets located in the United Kingdom (“UK Sold Assets”) and agree to use reasonable best efforts to secure that the sale is treated as neither a supply of goods nor a supply of services under that article.  If HM Revenue & Customs (“HMRC”), at any time, determines in writing that VAT is payable on the sale of all or some of the Sold Assets, Sellers shall promptly deliver to Buyer a copy of that written determination and (if so requested by the Buyer at the Buyer’s sole expense and subject to having first been provided by the Buyer with an opinion of tax counsel of at least 5 years’ call specializing in Tax matters to the effect that on the balance of probabilities be successful in making such appeal) use reasonable best efforts to make any appeal to any tribunal or court against any such determination.  If the appeal is unsuccessful, Sellers shall promptly deliver to Buyer a copy of the final determination and a proper VAT invoice in respect of the VAT payable, and Buyer shall, within five (5) days of the receipt of such determination and VAT invoice, pay to Sellers a sum equal to the amount of VAT (including interest and late penalties for the same) determined by HM Revenue & Customs (or any tribunal or court) to be chargeable, save that Buyer is not liable to pay any amount in respect of VAT to the extent that it is interest and/or penalties for the late payment of VAT and such interest and/or penalties would not have arisen (a) but for the making of an option to tax by Seller or but for the supply of UK Sold Assets failing within item 1(a) of Group 1 of Schedule 9 to VATA in breach of representation 5.08(h).

ARTICLE IV CLOSING; DELIVERIES AT CLOSING

Section 4.01 Closing.  The closing of the purchase and sale of the Sold Assets and the assumption of the Assumed Liabilities (the “Closing”) is taking place concurrently with the execution and delivery of this Agreement, at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio (the date on which the Closing occurs is the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Sold Assets will transfer to Buyer at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 12:01 a.m. local time on the Closing Date.

Section 4.02 Deliveries by Sellers. At the Closing, Sellers are delivering or causing to be delivered to Buyer the following items:
(a) one or more bills of sale in the form attached as Exhibit B (the “Bills of Sale”) duly executed by Sellers;

(b) one or more assignment and assumption agreements in the form attached as Exhibit C (the “Assignment and Assumption Agreements”) duly executed by Sellers;
(c) an assignment and assumption of lease in the form attached as Exhibit D (the “Lease Assignments”) for each of the leases set forth on Schedule 2.01(k), duly executed by the applicable Seller;
(d) an Intellectual Property assignment in the form attached as Exhibit E (the “IP Assignment”) duly executed by Ferro, transferring the Sold Intellectual Property to Buyer;
(e) a transition services agreement in the form attached as Exhibit F (the “TSA”) duly executed by Sellers;
(f) a supply agreement in the form attached as Exhibit G (the “Supply Agreement”) duly executed by Ferro Belgium;
(g) a toll manufacturing agreement in the form attached as Exhibit H (the “Toll Manufacturing Agreement”) duly executed by Ferro Mexico;
(h) a lease agreement in the form attached as Exhibit I, pursuant to which Buyer will lease portions of the Posnick Facility back to Ferro (the “Posnick Lease Agreement”) duly executed by Ferro;

(i) limited or special warranty deeds, or if such deeds are not customary in the jurisdiction where the applicable Sold Real Property is located, then deeds customarily delivered in the applicable jurisdiction in connection with asset transactions similar to the transaction contemplated in this Agreement, and in the forms attached as Exhibit J, conveying the Sold Real Property to Buyer as required in this Agreement (collectively, the “Deeds”), and any other documents or instruments as may be reasonably necessary to transfer title to the Sold Real Property from Sellers to Buyer, each in a form reasonably acceptable to Buyer, and duly executed by Ferro;

(j) a certificate of good standing of (i) Ferro, issued by the Secretary of State of the State of Ohio and (ii) Ferro Belgium, issued by the applicable Governmental Authority of its jurisdiction of incorporation, formation or organization, to the extent available in such jurisdiction, in each case dated as of the most recent practicable date;

(k) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Ferro certifying that (i) attached thereto are true and complete copies of all resolutions duly adopted by the Board of Directors of Ferro authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) identifying the name and title and bearing the signatures of the officers of Ferro authorized to execute this Agreement and the Ancillary Agreements;

(l) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Ferro Belgium certifying that (i) attached thereto are true and complete copies of all resolutions duly adopted by the Board of Directors of Ferro Belgium authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) identifying the name and title and bearing the signatures of the officers of Ferro Belgium authorized to execute this Agreement and the Ancillary Agreements;

(m) evidence that the Lien Release (and any other releases of Encumbrances, other than Permitted Encumbrances, which exist on any of the Sold Assets) has been effected such that Sellers can deliver title to the Sold Assets free and clear of any Encumbrances other than Permitted Encumbrances;

(n) copies of the approvals, consents and waivers identified on Schedule 4.02(n), in each case in form and substance satisfactory to Buyer and in full force and effect as of the date hereof;

(o) a properly completed and executed General Information Notice (as defined under ISRA) and a properly completed and executed Remediation Certification (as defined under ISRA), both of which have been filed with NJDEP and identify Ferro as the responsible party for ISRA for the transactions contemplated by this Agreement with respect to the Bridgeport Facility and documentation that the necessary financial assurance required by ISRA has been established in connection with such Remediation Certification;

(p) written evidence in a form reasonably satisfactory to Buyer that Ferro has established arrangements that satisfy its obligations with respect to establishing financial assurance under Section 9.14;

(q) keys and combinations in Sellers’ possession relating to the operation of the Sold Real Property and Leased Real Property;
(r) a certificate of title or other evidence of transfer for each vehicle included in the Sold Assets duly endorsed for transfer to Buyer;
(s) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Ferro is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Ferro;

(t) a pro forma Title Policy or “marked-up” Title Commitment, signed by the Title Company, insuring Buyer’s or its nominee’s good and marketable fee simple title to the subject Sold Real Property and title to all recorded easements, if any, appurtenant to the subject Sold Real Property, free and clear of all Encumbrances (including, without limitation, any and all of the Title Company’s standard exceptions including with respect to survey matters), other than Permitted Encumbrances, together with payment of half of the premiums therefor (the other half to be Buyer’s responsibility); and

(u) all real property transfer tax declarations and all affidavits and other documents required by the Title Company in connection with the issuance of the Title Policies; and

(v) with respect to the Posnick Facility, a subordination,
non-disturbance and attornment agreement between Ferro, Buyer, Wells Fargo and GSO Capital Partners LP in a form reasonably acceptable to Wells Fargo and GSO Capital Partners LP.

Section 4.03 Deliveries by Buyer. At or prior to the Closing, Buyer is delivering or causing to be delivered to Sellers or their designees the following items:
(a) the Estimated Purchase Price, payable in accordance with Section 3.01;
(b) the Bill of Sale, duly acknowledged by Buyer;
(c) the Assignment and Assumption Agreement, duly executed by Buyer;
(d) the Lease Assignments, duly executed by Buyer;
(e) the IP Assignment, duly acknowledged by Buyer;
(f) the TSA, duly executed by Buyer;
(g) the Supply Agreement, duly executed by Buyer;
(h) the Toll Manufacturing Agreement, duly executed by Buyer;
(i) the Posnick Lease Agreement, duly executed by Buyer;

(j) (i) a certificate of good standing of Buyer, issued by the Secretary of State of Delaware, dated as of the most recent practicable date, (ii) a certified copy of the organizational documents of each of Buyer UK and Buyer Mexico, and (iii) where such document is generally available, a certificate of good standing or equivalent certificate from the jurisdiction in which each of Buyer UK and Buyer Mexico was incorporated or formed; and

(k) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying that (i) attached thereto are true and complete copies of all resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute this Agreement and the Ancillary Agreements.

Section 4.04 Further Assurances.  Each Party covenants that it will do, execute and deliver, or will cause to be done, executed and delivered, at no further expense to such Party, all such further acts and instruments that the other Party or any of its successors or permitted assigns may reasonably request in order to more fully evidence the assumption of the Assumed Liabilities and the sale, assignment and transfer of the Sold Assets.

Section 4.05 Mexico Invoice.  The Parties acknowledge and agree that (a) the Sold Assets located in Mexico are being sold, assigned, transferred and delivered by Ferro Mexico to Buyer Mexico effective at the Closing and that (b) after the Closing, (i) Buyer Mexico shall obtain all tax identification data, including the Tax Identification number (Registro Federal de Contribuyentes) from the Mexico Governmental Authorities that is necessary under Mexico Law to permit Ferro Mexico to issue an electronic invoice to Buyer Mexico with respect to the Sold Assets located in Mexico and that, (ii) after receipt thereof from Buyer Mexico, Ferro Mexico shall issue an electronic invoice to Buyer Mexico with respect to the Sold Assets located in Mexico.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FERRO

Ferro hereby represents and warrants to Buyer as follows:

Section 5.01 Organization.  Each Seller is a corporation or company, as applicable, duly incorporated, formed or organized, as applicable, validly existing and (to the extent such jurisdiction recognizes the concept of good standing) in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable. Each Seller has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and (to the extent any such jurisdiction recognizes the concept of good standing) is in good standing in the jurisdictions in which the ownership, lease or operation of its assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have material effect on Sellers.

Section 5.02 Authorization; Enforceability.  Each Seller has the power and authority to execute and deliver this Agreement and each Seller has the power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement by each Seller and the execution and delivery of the Ancillary Agreements by each Seller, as applicable, and the performance by each of them of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate or other action on the part of such Seller. This Agreement has been duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding agreement of Sellers, enforceable against them in accordance with its terms, subject to the General Enforceability Exceptions. When each of the Ancillary Agreements to which a Seller is or will be a party has been duly executed and delivered by such Seller, and assuming due authorization, execution and delivery by Buyer, such Ancillary Agreement will constitute a legal, valid and binding agreement of such Seller enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions.

Section 5.03 No Approvals or Conflicts.  Except as set forth on Schedule 5.03, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements (as applicable) and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach by any Seller of its organizational documents, (b) violate, conflict with or result in a breach of, or constitute a default by any Seller (or create an event which, with or without notice or lapse of time or both, would constitute a default) in any material respect (individually or in the aggregate) under, or give rise to any payment or other penalty or any right of termination, modification, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the Sold Assets under, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, lease, contract, agreement, Sold Contract or other instrument to which any Seller or any of the Sold Assets may be bound, (c) violate or result in a breach in any material respect of any Governmental Order or Law applicable to any Seller or any of the Sold Assets or (d) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority or other Person.

Section 5.04 Financial Information.

(a) Sellers have provided to Buyer (i) the internally prepared unaudited balance sheets and related unaudited statements of income of the Polymer Additives Business for and as of the years ended December 31, 2013, 2012 and 2011 attached as Schedule 5.04(a)(i) (the “Annual Financial Statements”) and (ii) an internally prepared unaudited balance sheet and the related unaudited statements of income for and as of the eleven-month period ended November 30, 2014 attached as Schedule 5.04(a)(ii) (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (A) fairly present in all material respects the financial condition and results of operations of the Polymer Additives Business as of the respective dates thereof and for the periods indicated therein, (B) have been prepared from the books and records of Ferro for the periods indicated, and (C) are derived from financial statements and financial information of Ferro consistent with Sellers’ standard practices, procedures and policies (taking into account materiality thresholds appropriate for the size of the Polymer Additives Business and not Ferro as a whole). The Financial Statements do not include any assets that are not included in the Sold Assets (other than inventory sold in the ordinary course of business) or any revenues that were not generated by the Polymer Additives Business (other than the Phosphate Ester Adjustment). Schedule 5.04(a)(ii) sets forth the calculations and assumptions used to make the Phosphate Ester Adjustment as of the respective dates of each of the Financial Statements and for the periods indicated

therein.  The Financial Statements have been prepared in accordance with GAAP (it being understood that the Financial Statements are not audited and that the Interim Financial Statements are subject to normal year-end adjustments, which will not be material). Sellers have maintained and maintain a system of internal accounting controls with respect to the Polymer Additives Business sufficient to permit the preparation of financial statements in conformity with GAAP.

(b) Schedule 5.04(b) sets forth a list of all Credit Support Obligations (including those satisfied by a guarantee) of, or required to be satisfied by, Sellers or any of their respective Affiliates in connection with the operation of the Sold Assets or the Polymer Additives Business.

(c) Except as set forth on Schedule 5.04(c), from December 31, 2012 until the date hereof, there has not been, with respect to the Polymer Additives Business, any change in the method of accounting, accounting policy or accounting practice.

Section 5.05 Absence of Certain Changes, Events and Conditions.  Since December 31, 2013, there has not been with respect to the Polymer Additives Business any event, occurrence, circumstance, fact, effect, condition or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.05, from December 31, 2013 until the date hereof, there has not been, with respect to the Polymer Additives Business, any:

(a) sale or other disposition of any of the Sold Assets, except for the sale of inventory in the ordinary course of business and except for any Sold Assets having an aggregate value of less than $100,000;

(b) capital expenditures in an aggregate amount exceeding $100,000 which would constitute an Assumed Liability, or any failure to make any capital expenditures with respect to the Polymer Additives Business that are contemplated by the capital expenditures budget attached to Schedule 5.05(b);

(c) imposition of any Encumbrance upon any of the Sold Assets, except for Permitted Encumbrances;

(d) purchase or other acquisition of any property or asset that constitutes a Sold Asset for an amount in excess of $100,000, except for purchases of inventory or supplies in the ordinary course of business;

(e) cancelation, relinquishment, waiver or release of any rights or claims having a value in excess of $100,000 in the aggregate primarily related to the Polymer Additives Business (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Polymer Additives Business), or write-down of the value of any asset of the Polymer Additives Business;

(f) (i) acceleration or alteration in any material respect of practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable, (ii) acceleration of the production of any products of the Polymer Additives Business in a manner inconsistent with the ordinary course of business, or (iii) failure to pay or satisfy any Liabilities when due and payable, except for such Liabilities and obligations being contested in good faith by Sellers or their Affiliates as of the date hereof;

(g) acquisition, by merger or consolidation with, or by purchase of all or a portion of the assets or stock of, or by any other manner, any business or entity or division thereof which would constitute a Sold Asset or Assumed Liability, or entry into any joint venture, partnership, or other similar arrangement for the conduct of the Polymer Additives Business;

(h) investment in a Person, whether by purchase of shares of capital stock, contributions to capital or any property transfer;
(i) adoption of a plan of complete or partial liquidation or authorization or undertaking of a dissolution, consolidation, restructuring, recapitalization, or other reorganization;

(j) (i) except for an increase under any applicable minimum wage Law, increase in the level of compensation or remuneration of any Employee or individual independent contractor of the Polymer Additives Business, (ii) granting of any bonus, equity or equity-based compensation benefit to any Employee or individual independent contractor of the Polymer Additives Business, (iii) except as provided by Law, increase in the coverage or benefits available under any (or create any new), or acceleration of the timing of payments or vesting under any Employee Plan with respect to any Employee, (iv) except entering into offer letters and non-competition agreements with new Employees with annual base salary or wages or consulting fees not exceeding $100,000 in the ordinary course of business, entry into any employment, consulting, deferred compensation, non-competition, or similar agreement (or amend any such agreement) involving any Employee or individual independent contractor of the Polymer Additives Business, (v) other than transfers to fill vacancies arising from employee departures in the ordinary course of business, transfer of the employment of any employee of any Seller to or from the Polymer Additives Business (including transfers of employment to or from any Seller or Sellers’ Affiliates) or other material changes in the job functions of any employee so as to either (x) cause such employee to cease to primarily serve the Polymer Additives Business or (y) cause any employee who does not primarily serve the Polymer Additives Business to primarily serve the Polymer Additives Business; or (vi) termination without “cause” of any employee of any Seller who works primarily for the Polymer Additives Business, except in the ordinary course of business; or

(k) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.06 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.06, the Polymer Additives Business and the Sold Assets are and have been owned, operated and maintained by Sellers and their respective Affiliates in compliance in all material respects with all applicable Laws. All Permits required to conduct the Polymer Additives Business as currently conducted or for the ownership and use of the Sold Assets have been obtained by Sellers and are valid and in full force and effect are set forth on Schedule 5.06.  Nothing in this Agreement or the transactions expressly contemplated by this Agreement will give rise to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or any equivalent legislation under EU Directive 2001/23/EC.

(b) In connection with the operation of the Polymer Additives Business, no Seller and none of their respective directors, employees, agents or Affiliates, nor any other Person acting on behalf of Sellers, has (i) used any funds of Sellers or their respective Affiliates for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or non-United States anti-bribery Laws; or (iv) made, or offered, agreed or authorized to make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(c) In connection with the operation of the Polymer Additives Business, no Seller and none of their respective directors, employees, agents or Affiliates, or any other Person acting on behalf of Sellers, has furthered or supported any foreign boycott in violation of the Anti-Boycott laws and regulations of the United States promulgated pursuant to the Export Administration Act of 1979.

(d) In connection with the operation of the Polymer Additives Business, (i) each Seller and their respective directors, employees, agents or Affiliates and any other Person acting on behalf of the Sellers are in compliance with applicable Sanctions in all material respects and (ii) no Seller and to the Knowledge of Sellers, none of their respective directors, employees, agents or Affiliates nor any other Person acting on behalf of the Sellers, is a Sanctioned Person.

Section 5.07 Proceedings.  Except as set forth on Schedule 5.07, there are no Proceedings pending or, to the Knowledge of Sellers, threatened against or by any Seller (a) applicable to or affecting the Polymer Additives Business, the Sold Assets or Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No Seller is subject to any Governmental Order that applies to the Polymer Additives Business, the Sold Assets or the Assumed Liabilities.

Section 5.08 Tax Matters.

(a) Except as set forth on Schedule 5.08, (i) each Seller has filed all Tax Returns and paid all Taxes (whether or not shown on a Tax Return) that relate, directly or indirectly, to the Sold Assets that are required to have been filed and paid prior to the Closing Date, the non-filing or non-payment of which could result in an Encumbrance on any of the Sold Assets or could otherwise result in Buyer becoming responsible or liable therefor either directly or as a successor or transferee, (ii) there are no Encumbrances relating to Taxes encumbering any of the Sold Assets, except for Permitted Encumbrances, (iii) the Seller has complied with all statutory provisions, rules, regulations, orders and directions in relation to payroll Taxes and social security contributions, including the making on time of accurate returns and payments, and (iv) no written claim has been made by a Taxing Authority in a jurisdiction in which the Seller does not file Tax Returns with respect to the Sold Assets or the Polymer Additives Business that the Seller is or may be subject to taxation by that jurisdiction.

(b) All documents under which the Seller derives title to any of the Sold Assets and which attract stamp duty have been duly stamped and are in the possession of the Seller or under its control.  The Seller has filed all land transaction returns and paid all stamp duty land tax that it is liable to file or pay in respect of the U.K. Sold Assets.

(c) Paragraphs 11 and 12 of Schedule 17A to the Finance Act 2003 of the United Kingdom will not apply to any Lease Assignments which relate to any of the UK Sold Assets.

(d) In relation to the expenditure incurred by the Seller on any of the Assets that is a fixture for the purposes of Chapter 14 of Part 2 of the Capital Allowances Act 2001 and on which the Sellers are entitled to claim capital allowances, the Sellers have satisfied the pooling requirement as defined by section 187A(4) of the Capital Allowances Act 2001.

(e) Ferro Belgium is registered for VAT and is a taxable person for the purposes of the Value Added Tax Act 1994 of the United Kingdom (“VATA”).  Neither Ferro Belgium nor any relevant associate (as defined in paragraph 3 of Schedule 10 to VATA) has opted to tax (or elected to waive exemption) any of the UK Sold Assets.  None of the UK Sold Assets is a building or engineering work falling within item 1(a) of Group 1 of Schedule 9 to VATA.  None of the UK Sold Assets is a capital item, the input tax on which could be subject to adjustment under Part XV of the Value Added Tax Regulations 1995.

Section 5.09 Intellectual Property.  Schedule 2.01(e) contains a correct and complete list of all of the Sold Intellectual Property. Schedule 2.01(e) also specifies which of the rights included within the Sold Intellectual Property are registered and the jurisdictions in which such rights are registered. Ferro is the sole owner of all right, title and interest in and to the Sold Intellectual Property, and all of the Sold Intellectual Property has been properly registered to the extent registration is required for the exercise, protection or use thereof, except to the extent that the Sold Intellectual Property may lawfully embody the information of a Seller’s suppliers or customers. All fees associated with the Sold Intellectual Property and payable to a Governmental Authority as of the Closing Date have been paid in full. Except as set forth in Schedule 5.09, within the last three years from the date hereof, no Seller has received any written notice of any claim and, to the Knowledge of Sellers, there is no threatened claim, against any Seller asserting that any of such Seller’s activities with respect to the Sold Assets or operation of the Polymer Additives Business infringes upon or otherwise conflicts with the Intellectual Property of any Person, nor has any Seller within the last three years from the date hereof given any notice to any Person asserting infringement by any such Person of any of the Sold Intellectual Property. Except as set forth in Schedule 5.09, Ferro has not granted any license or made any assignment of any of the Sold Intellectual Property, and no Person other than Sellers has any right to use any of the Sold Intellectual Property, except for customers and suppliers who may be using the Sold Intellectual Property on an implied basis for the benefit of the Sold Assets. Except pursuant to shrink wrap or click wrap software licenses, no Seller licenses from any other Person or pays any royalties or other consideration for the right to use any Intellectual Property rights of any other Person in connection with the Sold Assets or operation of the Polymer Additives Business. Each Seller has made a commercially reasonable effort to maintain the confidentiality of all Sold Intellectual Property to the extent necessary to maintain all material proprietary rights therein. Each employee and independent contractor of Sellers that has assisted in the creation of the Sold Intellectual Property has entered into an assignment of inventions agreement or similar contract requiring the transfer of Sold Intellectual Property to Sellers.

Section 5.10 Contracts.

(a) True and complete copies of each of the Sold Contracts listed on Schedule 2.01(c) have been made available to Buyer or its representatives, together with all amendments and modifications thereto. Schedule 5.10(a) lists each of the following contracts and agreements (whether made in writing or orally) to which any Seller or any of their respective Affiliates is a party that primarily relate to the Polymer Additives Business or the Sold Assets or by which any properties, rights or assets of the Polymer Additives Business or the Sold Assets are bound (collectively, the “Material Contracts”):

(i) each contract or agreement with any Material Customer or Material Supplier;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $10,000 and with terms of less than one year);

(iii) each joint venture, partnership or contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv) each contract or agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;
(v) each contract or agreement with any labor or trade union or organization, or any individual severance agreement with any of Sellers’ officers, managers, directors or employees;
(vi) each contract or agreement under which any Seller has advanced or loaned to any other Person amounts in the aggregate exceeding $10,000;
(vii) each employment, consulting or other contract with any of Sellers’ officers, managers, directors or employees;

(viii) all contracts and agreements (other than Employee Plans) involving, or that would reasonably be expected to involve, aggregate consideration or value in excess of $100,000 per annum or $250,000 in the aggregate;

(ix) all contracts and agreements relating to indebtedness or Credit Support Obligations;

(x) all licenses or other contracts or agreements under which any Seller or any of its Affiliates has obtained or granted a license to use or other rights in any Intellectual Property used in the Polymer Additives Business (except for (A) any non-exclusive license implied by the sale of a product and (B) any perpetual, paid-up commercially-available software licenses under which a Seller is the licensee, in each case, with fees of less than $25,000 per year);

(xi) all leases or subleases for the Leased Real Property and any other real property rights or interests used or held for use by Sellers and its Affiliates in the Polymer Additives Business;
(xii) all contracts and agreements with a Governmental Authority (whether as prime contractor, indirectly as subcontractor or otherwise);
(xiii) all contracts and agreements that grant any customer of the Polymer Additives Business “most favored nation” or similar terms (whether in respect of pricing, volume or otherwise);

(xiv) all contracts and agreements relating to the Polymer Additives Business between either of the Sellers or their respective Affiliates, on the one hand, and either of the Sellers or their respective Affiliates, on the other hand; and

(xv) all powers of attorney that would be binding on Buyer or the Polymer Additives Business after the Closing.

(b) The contracts and agreements listed on Schedule 5.10(a) that are not Sold Contracts have an asterisk next to them. Except as set forth on Schedule 5.10(b), each Sold Contract (i) is in full force and effect, (ii) is a legal, valid and binding agreement of the Seller that is a party to such Sold Contract and, to the Knowledge of Sellers, each of the other parties thereto, and (iii) is enforceable by or against such Seller, and, to the Knowledge of Sellers, each of such other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. Except as set forth on Schedule 5.10(b), with respect to each such Sold Contract, Sellers have performed in all material respects the obligations required to be performed by Sellers under the Sold Contracts, and no Seller nor, to Sellers’ Knowledge, any other party to the Sold Contract, is in material breach or material default under the Sold Contract.

(c) Neither of the Sellers nor any of their respective Affiliates has entered into any Material Contract with any customer or supplier of the Polymer Additives Business which is used in or held for use in the Polymer Additives Business but under which the benefits and burdens thereof do not inure exclusively to the Polymer Additives Business.

Section 5.11 Title to and Condition of Assets.

(a) (i) Except as set forth on Schedule 5.11(a)(i), (A) Sellers have good title to and, in the case of leased or licensed assets, valid leasehold interests or licenses in, Sold Assets (other than the Sold Intellectual Property), and (B) except as set forth on Schedule 5.09, Ferro has good title to the Sold Intellectual Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances, and (ii) to the actual knowledge of the Persons identified on Schedule 5.11(a)(ii), BASF (as defined below) has not asserted that it owns any of the Tolling Assets (as defined in the BASF Agreement) under that certain expired Toll Manufacturing Agreement dated October 11, 2008 between Ferro Corporation and Novolyte Technologies, Inc. (as predecessor to BASF Corporation (“BASF”)) (the “BASF Agreement”) and (iii) notwithstanding any disclosure contained in any Disclosure Schedule, at no time during the twelve months following Closing will BASF make any claim that it owns any of the Tolling Assets.

(b) Except as set forth on Schedule 5.11(b), the Sold Equipment is in reasonable operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put, and is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All of the Sold Inventory is of a quality, quantity and condition useable or saleable in the ordinary course of business.

(c) Except as set forth on Schedule 5.11(c), the Sold Assets are sufficient for the continued conduct of the Polymer Additives Business by Buyer after the Closing in substantially the same manner as conducted by Sellers prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Polymer Additives Business as currently conducted.

(d) Schedule 5.11(d) lists all of the Excluded Assets (and lists the owner of each) that are used in connection with the operation of the Polymer Additives Business.
Section 5.12 Sold Real Property and Leased Real Property.

(a) Ferro has good and marketable title in fee simple to all of the Sold Real Property, free and clear of all Encumbrances except for Permitted Encumbrances. Schedule 2.01(j) lists all Sold Real Property, showing a complete and accurate legal description with respect to each such parcel of Sold Real Property.  Except as set forth on Schedule 5.12(a), no Person other than Seller occupies such Sold Real Property or any portion thereof.

(b) Except as set forth on Schedule 5.12(b), Sellers have not received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part of the Facilities.

(c) To Sellers’ Knowledge, the Sold Real Property and the Leased Real Property, including the Improvements thereon, are in adequate operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(d) Schedule 2.01(k) lists all Leases (correct and complete copies of which have been delivered or made available to Buyer).  Except as set forth on Schedule 2.01(k), no Person other than Sellers occupies or has the right to use such Leased Real Property or any portion thereof.

(e) Each parcel of Sold Real Property and Leased Real Property is supplied with utilities and other services necessary for the effective operation of the Polymer Additives Business.

Section 5.13 Environmental Matters.  Notwithstanding any other representation or warranty contained in this Article V, the representations and warranties contained in this Section 5.13 and Section 5.03,  Section 5.04,  Section 5.05,  Section 5.07 and Section 5.11 constitute the sole representations and warranties of Sellers relating to any Environmental Law or Releases of Hazardous Materials.  Except as disclosed on Schedule 5.13:

(a) Sellers are and have been in compliance during the prior three (3) years, in all material respects, with all applicable Environmental Laws in connection with its ownership and operation of the Sold Assets and the Polymer Additives Business.

(b) Sellers are and have been in compliance during the prior three (3) years, in all material respects, with all Environmental Permits held by Sellers or their respective Affiliates in connection with their ownership and operation of the Sold Assets and the Polymer Additives Business, all such Environmental Permits are valid and in good standing and there is no action pending or, to the Knowledge of Sellers, threatened to revoke, cancel, terminate, modify or otherwise limit any Environmental Permit.

(c) All Environmental Permits that are currently owned, held, or possessed by Sellers in connection with the Sold Assets and the Polymer Additives Business are listed on Schedule 5.13 and Sellers have provided to Buyer copies of all such Environmental Permits.

(d) No Seller has received any written or, to Sellers’ Knowledge, oral complaint, order, citation, demand, claim, special notice letter, general notice letter, CERCLA Section 104(e) request, potentially responsible party letter or other Governmental Authority information request regarding any actual or alleged material violation of any Environmental Laws or any actual or alleged material Liability arising under any Environmental Laws, including, without limitation, any investigatory, remedial or corrective obligation, relating to the Sold Assets or the Polymer Additives Business, in each case that was either received in the past three (3) years or is outstanding or unresolved.

(e) To the Knowledge of Sellers, there have been no Releases of Hazardous Materials at, on or under the Facilities in material violation of Environmental Law or in concentrations or quantities that would reasonably be expected to give rise to any material Liability under Environmental Laws or any obligation to undertake any material Response Action.

(f) Sellers have no outstanding or unresolved Liabilities under any Environmental Law with respect to the third party manufacturing operations in Baton Rouge, Louisiana and Newport, Wales and Sellers are not aware of facts, circumstances or conditions which would reasonably be expected to form the basis of any claim against or result in liability to Sellers under any Environmental Law with respect to the third party manufacturing operations in Baton Rouge, Louisiana or Newport, Wales.

(g) Sellers have provided to Buyer true and correct copies of all material written environmental site assessments, audits, soil and groundwater sampling reports, orders or decrees prepared in the prior five (5) years in the possession, custody or, to Sellers’ Knowledge, control of Sellers or obtained or commissioned at the request of Sellers concerning:  (i) the environmental condition of the Facilities, (ii) Sellers’ compliance or non-compliance with any Environmental Laws with respect to the Sold Assets or the Polymer Additives Business or (iii) any material Liability of Sellers under Environmental Laws with respect to the Sold Assets or the Polymer Additives Business.

(h) No Seller is subject, as of the date hereof, to any outstanding Governmental Order under any Environmental Law regarding either the Polymer Additives Business or the Facilities.

Section 5.14 Employee Relations.

(a) Schedule 5.14(a)(i) contains a list of all employees, independent contractors and consultants of the Polymer Additives Business as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) active or inactive status; and (viii) reason for leave, start date and anticipated return to work.  Schedule 5.14(a)(ii) contains a list of all employees of any Seller or any of its Subsidiaries who are engaged in research and development or sales and marketing activities primarily for the Polymer Additives Business not listed on Schedule 1.01(a).  Except as set forth on Schedule 5.14(a)(iii), Sellers have not committed themselves to materially increase the remuneration of any Employees or otherwise materially change the terms and conditions of their employment.  Except as set forth on Schedule 5.14(a)(iv), Sellers have not involuntarily terminated, reduced by more than 50% the hours of, or laid off any employees of the Polymer Additive Business in the 90 days prior to the Closing Date.

(b) Except as set forth on Schedule 5.14(b), no Seller is involved in or, to the Knowledge of Sellers, threatened with, any labor dispute, grievance, litigation or other Proceeding relating to employment, labor, safety or discrimination matters involving any Employee, prospective employee of the Polymer Additives Business, former employee of the Polymer Additives Business, labor organization or other representative of such employees, including charges of unfair labor practices or discrimination complaints. Since January 1, 2012, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the employees of the Polymer Additive Business. To Sellers’ Knowledge, since January 1, 2012, no campaigns have been conducted to solicit cards from any employees of the Polymer Additive Business to authorize representation by any labor organization.

(c) Payment in full and/or accrual on Sellers’ books and records has been made with respect to all Employees of all wages, salaries, commissions, bonuses, benefits and other compensation currently due to such Employees.

(d) No individual has been engaged by Sellers with respect to the Polymer Additives Business as or in the capacity of an exempt employee or independent contractor who does not qualify for such status under all Laws and contracts or agreements applicable to the individual.

Section 5.15 Employee Benefit Plans.
(a) Schedule 5.15(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (ii) all other severance pay, 40 salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind maintained by each Seller in respect of any Employees (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively).

(b) Each Employee Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. Each Employee Plan intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter regarding such Employee Plan’s qualified status or is entitled to rely on an IRS opinion letter on the form of such Employee Plan.

(c) Except as set forth on Schedule 5.15(c), the consummation of the transactions contemplated by this Agreement will not (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee, (ii) increase the amount or value of compensation or benefits due or payable to any Employee or (iii) accelerate the time of payment, vesting or funding of any such benefit or compensation.

Section 5.16 Customers and Suppliers.

(a) Schedule 5.16(a) lists the top twenty customers of the Polymer Additives Business (by aggregate consideration paid for goods or services in the
12-month period ended December 31, 2013 and for the ten-month period ending October 31, 2014) (collectively, the “Material Customers”) and sets forth the amounts of such aggregate consideration paid by each such customer during each such time period. Except as set forth in Schedule 5.16(a), no Seller has received any written or, to Sellers’ Knowledge, oral notice that any of the Material Customers has ceased, or intends to cease, to use the goods or services of the Polymer Additives Business or to otherwise terminate or materially reduce its relationship with the Polymer Additives Business, and, to Sellers’ Knowledge, no event has occurred that would cause such Material Customers to stop or materially decrease or delay the rate of purchasing materials, products or services from Polymer Additives Business in any material respect.

(b) Schedule 5.16(b) lists the top ten suppliers of the Polymer Additives Business (by aggregate consideration paid by Sellers for goods or services in the 12-month period ended December 31, 2013 and for the ten-month period ending October 31, 2014) (collectively, the “Material Suppliers”) and sets forth the amounts of such aggregate consideration paid to each such supplier during each such time period. Except as set forth in Schedule 5.16(b), no Seller has received any written or, to Sellers’ Knowledge, oral notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Polymer Additives Business or to otherwise terminate, materially reduce or materially alter or change the terms of its supply relationship with the Polymer Additives Business and, to Sellers’ Knowledge, no event has occurred that would cause such Material Suppliers to stop or materially decrease or delay the rate of supplying materials, products or services to the Polymer Additives Business in any material respect, or materially alter or change the terms thereof.

Section 5.17 Product Warranty and Liability.  Except as set forth on Schedule 5.17, (a) there are no pending claims pursuant to any warranty, whether express or implied, on products or services relating to the Sold Assets sold by any Seller on or prior to the date of this Agreement, and (b) since January 1, 2012, there have been no Proceedings against Sellers or any of their respective Affiliates with respect to any product manufactured, shipped, sold or delivered, or any service provided, by or on behalf of any of them relating to or resulting from an alleged defect in design, manufacture, materials, labeling, instructions, workmanship or otherwise of any such product. There has been no product recall, rework or post-sale warning or similar action conducted by Sellers or any of their respective Affiliates since January 1, 2012 with respect to any product manufactured, shipped, sold or delivered by or on behalf of the Polymer Additives Business or any investigation or consideration made by any director, officer or key employee thereof concerning whether to undertake or not undertake any such product recall, rework or post-sale warning or similar action.

Section 5.18 No Brokers’ or Other Fees.  Except for KeyBanc Capital Markets Inc., whose fees and expenses will be paid by Ferro, no Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for any Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.19 Inventory.  The Sold Inventory (a) does not include any items that are obsolete or of a quantity or quality not usable or saleable in the ordinary course of business consistent with the accounting methods, practices, principles, policies and procedures historically applied to the Polymer Additives Business, which are consistent with GAAP and (b) includes only items sold by the Polymer Additives Business in the ordinary course of business. The inventory of the Polymer Additives Business disposed of subsequent to the date hereof has been disposed of only in the ordinary course of business.

Section 5.20 Accounts Receivable.  All Accounts Receivable reflected on the Interim Financial Statements, and all Accounts Receivable generated since the date of the Interim Financial Statement, constitute bona fide receivables resulting from the sale of goods or services as to which full performance has been fully rendered, and are valid and enforceable claims. For purposes of this Agreement, “Accounts Receivable” shall mean (a) any right to payment for services rendered or goods sold or licensed by the Polymer Additives Business, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any contract or agreement of (b) any account receivable, note receivable, negotiable instrument, chattel paper or other receivable or right to payment primarily relating to the Business.

Section 5.21 Transactions with Affiliates. Except as set forth on Schedule 5.21, none of Sellers, nor any officer, manager or partner of Sellers nor any of the Affiliates of any of the foregoing:

(a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, customer, lessor or lessee of the Polymer Additives Business; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Polymer Additives Business;
(c) has any interest in or owns any assets, properties or rights used in the conduct of the Polymer Additives Business, other than Sold Assets;
(d) is a party to any contract or agreement binding upon the Polymer Additives Business or which otherwise benefits the Polymer Additives Business; or
(e) has received from or furnished to the Polymer Additives Business any goods or services since January 1, 2013, or is involved in any business relationship with the Polymer Additives Business.

Section 5.22 Restrictions on Business Activities.  There is no contract, agreement, Governmental Order or other instrument binding upon the Polymer Additives Business, Sellers or the current or former employees of the Polymer Additives Business that restricts or prohibits the Polymer Additives Business from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or that otherwise restricts or prohibits the conduct of the Polymer Additives Business.

Section 5.23 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article V (as modified by the Schedules hereto), neither of the Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, their respective Affiliates, the Sold Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers disclaim all other representations or warranties, whether made by any Seller, any of their respective Affiliates or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), Sellers hereby expressly disclaim (a) any representation or warranty, express or implied, at common law, by statute or otherwise relating to the condition of the Sold Assets (including any express or implied warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) other than its indemnification obligations set forth in Section 10.01(a), all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to Buyer, its Affiliates or any of their respective officers, directors, employees, agents or representatives (including any opinion, information or advice that may have been provided to Buyer by any director, officer, employee, agent, consultant or representative of any Seller or any of their respective Affiliates). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of any business utilizing the Sold Assets.
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 6.01 Organization.  Buyer is a corporation or company, as applicable, duly incorporated, formed or organized, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable. Buyer has all requisite power and authority to own, lease or operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and (to the extent that any such jurisdiction recognizes the concept of good standing) is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 6.02 Authorization; Enforceability.  Buyer has the power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the performance by Buyer of its obligations hereunder and thereunder and consummation of the transactions contemplated hereunder and thereunder have been or will be duly authorized by all necessary corporate or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers, constitutes a legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions. When each of the Ancillary Agreements to which Buyer is or will be a party has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Sellers, such Ancillary Agreement will constitute a legal, valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions.

Section 6.03 No Approvals or Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach by Buyer of its organizational documents, (b) violate, conflict with or result in a breach of, or constitute a default by Buyer (or create an event which, with or without notice or lapse of time or both, would constitute a default) in any material respect (individually or in the aggregate) under, or give rise to any payment or other penalty or any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of Buyer under, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, lease, contract, agreement or other instrument to which Buyer or any of its properties may be bound, (c) violate or result in a breach in any material respect of any Governmental Order or Law applicable to Buyer or any of its properties or (d) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority or other Person.

Section 6.04 Compliance with Laws.  Buyer is not in violation of any Governmental Order or Law applicable to it or any of its properties, except where non-compliance would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 6.05 Proceedings.  There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is not subject to any Governmental Order that would have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

Section 6.06 Financing.  Buyer will have sufficient funds at the Closing to pay the Purchase Price and all related transaction expenses incurred by or on behalf of Buyer and to consummate the transactions contemplated by this Agreement.

Section 6.07 No Brokers’ or Other Fees.  No Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.08 No Other Representations or Warranties.  Buyer acknowledges that the representations and warranties of Ferro in Article V, as modified by the Schedules, constitute the sole and exclusive representations and warranties of Sellers to Buyer in connection with the transactions contemplated hereby. Buyer understands, acknowledges and agrees that, other than the representations and warranties in Article V, all other representations and warranties of any kind or nature expressed or implied (including as to the accuracy or completeness of any of the information provided to Buyer in the due diligence process, or any information relating to the future or historical financial condition, results of operations, quality, quantity or condition of the Sold Assets or relating to any other information provided to Buyer) are specifically disclaimed by Sellers, and Buyer and its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns have not and will not rely on any such information, or other representations and warranties and such information and such other representations and warranties will not (except as otherwise expressly represented and warranted to in Article V of this Agreement or in the case of any knowing and intentional concealment or omission of any material fact by any Seller with the intent to deceive or mislead any Buyer Indemnified Person) form the basis of any claim against Sellers or any of their respective Affiliates or representatives with respect thereto or with respect to any related matter. Except in the case of any knowing and intentional concealment or omission of any material fact by any Seller with the intent to deceive or mislead any Buyer Indemnified Person, none of the Sellers nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of any such information, including any information, documents, projections, forecasts or other material made available to Buyer or its or their representatives the Data Room, offering memoranda or management presentations or otherwise in expectation of the transactions contemplated by this Agreement. NO SELLER MAKES OR PROVIDES, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE SOLD ASSETS OR ANY PART THEREOF, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. With respect to any projection or forecast delivered by or on behalf of Sellers to Buyer, Buyer acknowledges that (w) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, and that, except in the case of any knowing and intentional concealment or omission of any material fact by any Seller with the intent to deceive or mislead any Buyer Indemnified Person, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (y) it is familiar with each of the foregoing and (z) no Seller is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

ARTICLE VII TAX MATTERS
Section 7.01 General. Notwithstanding any other provision in this Agreement, this Article VII will govern Tax matters arising out of the transactions contemplated by this Agreement.

Section 7.02 Cooperation.  Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Sold Assets (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for or defense of any audit by any Taxing Authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax Return. Further, each Seller will be permitted to retain, in its discretion, copies of any such books and records relating to any of the Sold Assets as are reasonably necessary for any of such purposes as set forth above. Buyer and Sellers will retain all books and records with respect to Taxes pertaining to the Sold Assets until the expiration of all relevant statutes of limitation (and, to the extent notified by Buyer and Sellers, any extensions thereof).
Section 7.03 Real and Personal Property Taxes.

(a) Real and personal property Taxes imposed on or relating to the Sold Assets for the current Tax year will be prorated between Sellers and Buyer effective as of the Closing. Proration of Taxes that are undetermined as of the Closing Date (i) will be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date and (ii) will use a 365-day year.  On or before the Closing, Sellers will pay all delinquent property Taxes or special assessments not contested by Sellers in good faith, which contested Taxes or assessments will remain Sellers’ liability.

(b) If a property Tax refund that is an Excluded Asset is received by Buyer, then Buyer will remit such refund, including any interest paid by any Taxing Authority, and net of any out-of-pocket costs (including Taxes) imposed on or incurred by Buyer with respect to obtaining such refund, to the applicable Seller within 14 calendar days of receipt by Buyer. Sellers and Buyer will reasonably cooperate with each other to pursue and obtain property Tax refunds; except that Sellers retain the exclusive right, at Sellers’ sole expense to apply for property Tax refunds and to appeal property Tax assessments pertaining to all periods ending on or before the Closing Date (collectively, the “Pre-Closing Appeals”). All proceedings relating to Pre-Closing Appeals, to the extent practicable, will be conducted by and in the name of Sellers and as directed by Sellers. The provisions of this Section 7.03(b) will survive the Closing.

Section 7.04 Transfer and Other Taxes.

(a) Subject to Section 7.04(b), Sellers will timely file all Tax Returns with respect to all excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, transfer, transaction privilege and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), and Sellers, on the one hand, and Buyer, on the other hand, will each pay 50% of all Transfer Taxes owed, whether or not reflected on any Tax Return. Within 30 days after payment, Sellers will provide Buyer with copies of all such Tax Returns and evidence that all such Taxes have been paid. Buyer and Sellers will reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. For purposes of calculating any Transfer Taxes applicable to the Sold Real Property, the Parties agree to use the then-current county assessed valuation of the Sold Real Property as of the Closing Date.

(b) Buyer will timely file all land transaction returns and pay all stamp duty land tax levied in the United Kingdom in connection with the transactions contemplated by this Agreement.

(c) The Sellers shall promptly provide the Buyer with any information (including copies of all relevant documents and correspondence) that comes to the attention of the Sellers after Completion in respect of the actual or potential loss, withdrawal or unavailability of any relief from stamp duty or stamp duty land tax which has been claimed by the Sellers in connection with the Leased Real Property.

(d) Buyer and Sellers will cause Buyer UK, and Ferro Belgium to make a joint election under Section 198 of the Capital Allowances Act 2001 of the United Kingdom in accordance with the provisions of Schedule 7.04(d), determining that the disposal value of the fixtures (within the meaning of Chapter 14 of Part 2 of the Capital Allowances Act 2001) within the UK Sold Assets required to be brought to account by the Sellers and failing to be treated as expenditure incurred by the Buyer on the acquisition of the fixtures is £3.

ARTICLE VIII EMPLOYEE MATTERS
Section 8.01 Employees; Employment Matters.
(a) Employment Offers. Subject in all respects to Section 8.02 with respect to Union Employees:

(i) Except as provided pursuant to Section 8.01(a)(ii), effective as of the Closing Date, Buyer will make (or shall cause its applicable Subsidiary to make) written offers of employment to each Employee, provided that Buyer will not make written offers of employment to any Employee on short-term or long-term disability leave (“Leave Employees”).  Each such Employee who accepts Buyer’s offer of employment and commences employment with Buyer pursuant to this Section 8.01(a)(i) or pursuant to Section 8.01(a)(ii) is a “Transferred Employee.”  If a Leave Employee is released to return to work (if applicable) and such leave ends and such Leave Employee presents themselves for work with Buyer within six months of the Closing Date, Buyer shall make a written offer of employment to such Leave Employee at such time and such Leave Employee who accepts such offer of employment shall become a Transferred Employee. Sellers will cooperate with Buyer to encourage each such Employee to accept such employment offer with Buyer.

(ii) No later than four months after Closing, Buyer (A) shall form a Subsidiary under the Laws of China (the “China Subsidiary”) and shall cause such China Subsidiary to make a written offer of employment to the Employee set forth on Schedule 8.01(a)(ii)(A) on substantially the same terms and conditions set forth in the Agreement on Employee Transfer and form of Employment Agreement set forth as an exhibit thereto, each of which is attached as Exhibit K (the “China Employee Transfer Agreements”), (B) shall form a Subsidiary under the Laws of Malaysia (the “Malaysia Subsidiary”) and shall cause such Malaysia Subsidiary to make a written offer of employment to the

Employee set forth on Schedule 8.01(a)(ii)(B) on substantially the same terms and conditions set forth in the Agreement on Employee Transfer and form of Offer of Employment and Terms and Conditions of Employment set forth as an exhibit thereto, each of which is attached as Exhibit L (the “Malaysia Employee Transfer Agreements”), (C) shall satisfy the requirements of the applicable Mexico Governmental Authorities that are required under the Laws of Mexico for Buyer Mexico to employ each of the Employees set forth on Schedule 8.01(a)(ii)(C) and shall cause Buyer Mexico to make written offers of employment to the Employees set forth on Schedule 8.01(a)(ii)(C) on substantially the same terms and conditions set forth in the Agreement on Employee Transfer, Employment Agreements and Resignations and Releases set forth as an exhibit thereto, each of which is attached as Exhibit M (the “Mexico Employee Transfer Agreements”), and (D) shall form a branch office of Buyer UK under the Laws of Belgium (the “Belgium Branch Office”) and shall cause such Belgium Branch Office to employ the Employee set forth on Schedule 8.01(a)(ii)(D).  The employee employed by Ferro Belgium is listed on Schedule 8.01(a)(ii)(D) (“Transferring Belgium Employee”). The employment contract of the Transferring Belgium Employee is transferred to Buyer UK, as of the Closing Date in accordance with the Belgium Collective Bargaining Agreement n° 32bis of June 7, 1985 and accordingly: (A) the employment contract between Ferro Belgium and the Transferring Belgium Employee will transfer to Buyer UK with effect from the Closing Date pursuant to Belgian Collective Bargaining Agreement n° 32bis of June 7, 1985 and (B) all wages, salaries, bonuses and other benefits (including accrued rights for double holiday pay, rights with respect to holidays not taken up and thirteenth month pay) of the Transferring Belgium Employee set forth on Schedule 8.01(a)(ii)(D) and all withholding tax deductions and social security contributions relating thereto will be discharged by Ferro Belgium in respect of the period up to the Closing Date and by Buyer UK thereafter.  If any of the China Employee Transfer Agreement, the Malaysia Employee Transfer Agreement or the Mexico Employee Transfer Agreement are not executed by the parties thereto prior to the Closing, then Buyer and Ferro shall each use its commercially reasonable efforts to get such agreements in the form attached signed by the respective Employees as promptly as practicable after the Closing.  Ferro agrees to pay any severance or termination costs due to the respective Employee in connection with the execution of such agreements.  In the event that Buyer fails to, or fails to cause its applicable Subsidiaries to, employ any Employee identified on Schedules 8.01(a)(ii)(A) – (D) within four months after Closing as contemplated by this Section 8.01(a)(ii), then Ferro may, in its sole discretion, either (x) retain such Employee as an Employee of Ferro or any of its Subsidiaries or (y) terminate such Employee’s employment with Ferro (or its applicable Subsidiary) and Buyer shall indemnify Ferro and its Subsidiaries for any and all liabilities incurred by Ferro or its Subsidiaries as a result of the termination of such Employee.

(iii) Each offer of employment contemplated by Section 8.01(a)(i) and Section 8.01(a)(ii) will provide that, for a period of 12 months after the Closing Date (or, in the case of offers of employment contemplated by Section

8.01(a)(ii), for a period of 12 months after the Employee’s commencement of employment with Buyer’s Subsidiary), the Employee (other than Union Employees) receiving such offer will be entitled to receive, in each case as applicable, (A) a base salary or hourly base wage rate at least equal to the base salary or hourly base wage rate in effect for such Employee immediately prior to the Closing; (B) employee benefits (including vacation and defined contribution plan benefits but excluding defined benefit plan benefits, retiree welfare benefits and equity-based benefits or compensation) that are substantially similar in the aggregate to the employee benefits (including vacation and defined contribution plan benefits but excluding any defined benefit plan benefits, retiree welfare benefits or equity-based benefits or compensation) made available to such Employee by Sellers and their respective Affiliates immediately prior to the Closing Date.  For the Transferring Belgium Employee, the employment contract will be automatically transferred to the Buyer UK at the Closing Date, and no offer of employment will be sent to that employee.

(iv) Vacation. To the extent state law does not require the distribution by any Seller of earned vacation upon termination of employment, Buyer will credit each Transferred Employee with earned vacation for the current calendar year and shall be responsible for such vacation liability, to the extent accrued in the Closing Statement. Ferro will be otherwise liable for all earned but unused vacation benefits of each Transferred Employee, as determined in accordance with the applicable Ferro’s vacation policies and practices, which have not been paid by Ferro prior to the Closing.  For the Transferring Belgium Employee, the mechanism described in Section 8.01(a)(ii) will apply.

(b) Incentive Plan Payments.

(i) Upon the date on which bonuses earned under Ferro’s Annual Incentive Plan (the “AIP”) and the U.S. Incentive Plan (the “USIP”) for calendar year 2014, if any, generally are paid to eligible employees of Sellers who are not Transferred Employees, Seller shall pay to Buyer an amount sufficient to pay to the Transferred Employees who remain employed by Buyer or any of its Subsidiaries as of December 31, 2014, or who have retired between the Closing Date and December 31, 2014, the 2014 bonus amounts, if any, earned by such Transferred Employees under AIP and the USIP for calendar year 2014 together with the amount of payroll, employment or other Taxes required to be paid by Buyer in connection with the payment of such amounts.  Buyer will promptly use such amount to pay such bonuses to the Transferred Employees (subject to applicable withholding).

(ii) In determining the bonus amounts payable to each eligible Transferred Employee under the AIP (w) such bonus amounts will be equal to or greater than the 2014 AIP payment such Transferred Employee would have received, if any, if such Person remained an employee of a Seller (and had not become a Transferred Employee), (x) such bonus amounts will be determined in accordance with the terms of the AIP as communicated to the Transferred

Employees prior to the date hereof, and (y) except as otherwise provided in this Section 8.01(b)(ii) Sellers shall not use bonus criteria or factors that are less favorable to the Transferred Employees than those used for Sellers’ other employees.

(iii) In determining the bonus amounts payable to each eligible Transferred Employee under the USIP (w) such amounts will be equal to the sum of: (A) the site-specific performance amount payable to such Transferred Employee, plus (B) 100% of such Transferred Employee’s 2014 corporate performance amount in each case determined as if such Transferred Employee had remained an employee of Seller, (x) such bonus will be determined in accordance with the terms of the USIP as communicated to the Transferred Employees prior to the date hereof, and (y) Sellers shall not use bonus criteria or factors that are less favorable to the Transferred Employees than those used for Sellers’ other employees.

(c) Welfare Benefit Plans and 401(k) Plan.

(i) Buyer will provide the Transferred Employees with full service credit for their service with the applicable Seller for purposes of eligibility to participate and vesting (but not benefit accrual) under Buyer’s 401(k) plan, including any plan to which Buyer deposits amounts pursuant to Section 8.01(e). Buyer will further ensure that the Transferred Employees receive full service credit for their service with the applicable Seller for purposes of eligibility to participate in, and benefits under, Buyer’s medical plan and any other welfare benefit plan that Buyer makes available to Transferred Employees and for purposes of determining the severance benefits and payments to be provided pursuant to Section 8.01(c)(vi) and for purposes of future vacation accrual.

(ii) Except as may be required under COBRA or as agreed under a transition services agreement, the Transferred Employees will cease to participate in and have coverage under all welfare benefit plans of the applicable Seller as of the Closing Date.

(iii) Buyer will use commercially reasonable efforts to credit each Transferred Employee with the deductibles, co-payments and out-of-pocket charges paid with respect to such Transferred Employee under the applicable Seller’s medical, prescription drug, dental or vision care plans providing such coverage in effect immediately before the Closing Date as if the same had been paid under Buyer’s plan or plans for the plan year in which Closing occurs. Sellers will provide Buyer with reasonable information required by Buyer to fulfill Buyer’s obligations under the preceding sentence upon Buyer’s written request indicating which plan or plans that Buyer will make available to the Transferred Employees and any additional information reasonably required by Buyer to fulfill Buyer’s obligations under this Section 8.01(c)(iii). Buyer will cause each benefit plan of Buyer and its Subsidiaries in which any Transferred Employee participates that is a health or welfare benefit plan to waive all limitations as to preexisting conditions, exclusions and service conditions, and insurability requirements with respect to participation and coverage requirements applicable to Transferred Employees, other than limitations that were in effect with respect to such Transferred Employees as of the Closing Date under the corresponding Seller’s health or welfare benefit plan.

(iv) To the extent Transferred Employees participate in a dependent care or medical expense reimbursement account under a U.S. Employee Plan (“Sellers’ FSA”) during the calendar year that includes the Closing, such Transferred Employees will continue to participate in Sellers’ FSA through the last day of the Sellers’ FSA plan year in which the Closing occurs (the “FSA Year”) under the same terms and subject to the same elections as in effect immediately prior to the Closing.  On and after the Closing, Buyer will take payroll deductions from each such Transferred Employee’s pay in accordance with his or her election under Sellers’ FSA in effect immediately prior to the Closing for the remainder of the FSA Year, and Buyer will transfer to Seller all such payroll deductions taken within 15 days of taking such payroll deductions.

(v) Ferro will be responsible for any employer obligations under COBRA relating to its welfare plans for the Transferred Employees arising prior to the Closing Date and arising as a result of the Closing. Buyer will be responsible for any employer obligations relating to welfare plans under COBRA for Transferred Employees arising on or after the Closing Date (other than any employer obligations arising as a result of the Closing).

(vi) Buyer will, or will cause one of its Subsidiaries to, provide each Transferred Employee with the severance payments and benefits as set forth on Schedule 8.01(c)(vi) in the event such Transferred Employee experiences a qualifying termination of employment (as defined on Schedule 8.01(c)(vi)) during the one-year period beginning on the Closing Date.  Sellers shall be liable for any severance due under Sellers’ severance plans or policies, contracts with Sellers or under applicable Law as a result of the transactions contemplated by this Agreement or as a result of any Employee failing to accept a written offer of employment from Buyer that complies with this Section 8.01; provided, that, for the avoidance of doubt, nothing in this Section 8.01(c)(vi) is intended to imply that any Employee is or will be entitled to payments under Sellers’ severance plans or policies as a result of the transactions contemplated by this Agreement or as a result of any Employee failing to accept a written offer of employment from Buyer that complies with this Section 8.01.

(d) Cooperation.  The Parties agree to furnish each other with such information concerning Transferred Employees, payroll and benefit plans, subject to the other terms of this Agreement (including confidentiality and privacy considerations), and to take all such other action, as is reasonably necessary and appropriate to effect the transactions contemplated by this Section 8.01.

(e) Seller Retirement Contribution.  With respect to each Transferred Employee, Sellers shall pay as provided below in this Section 8.01(e) to Buyer, if such Transferred Employee remains employed by Buyer through December 31, 2014, an amount equal to the employer basic pension contribution that would have been made by Seller under Seller’s defined contribution plan  with respect to each such Transferred Employee if the Transferred Employee had remained employed with Sellers through December 31, 2014 and based on such Transferred Employee’s compensation through the Closing Date (the “Seller Retirement Contribution”).  Within 60 calendar days after the Closing Date, Seller shall pay the Seller Retirement Contribution to Buyer and shall provide Buyer with a list designating the Seller Retirement Contribution  and Forfeited Employer Contribution amounts attributable to each Transferred Employee.  Buyer shall, within 120 days of the Closing Date, either (i) pay each Transferred Employee the Seller Retirement Contribution and Forfeited Employer Contribution amounts attributable to each Transferred Employee as designated by Seller, or (ii) deposit the Seller Retirement Contribution and Forfeited Employer Contribution amounts attributable to each Transferred Employee, as designed by Seller, in an account for the benefit of each such Transferred Employee under a tax-qualified defined contribution plan sponsored by Buyer.  Sellers shall take all necessary actions to ensure that Transferred Employees may make loan repayments under any Seller’s defined contribution plan directly to such plan for the period of and subject to the terms of the applicable loan document.  “Forfeited Employer Contributions” means an amount equal to each Transferred Employee’s employer basic pension contributions or employer matching contributions credited to his or her account under Seller's defined contribution plan that will be forfeited by the Transferred Employee, measured as of the date when the final employer matching contributions attributable to the period prior to the Closing are credited to such Transferred Employee’s account (which is expected to be January 6, 2015).

(f) Transaction Bonuses.  At the Closing, Seller shall pay the Transferred Employees listed on Schedule 8.01(f) the amount set forth opposite his or her name under their respective agreements listed on Schedule 5.10(a)(iv).

(g) No Right to Employment.  Nothing herein expressed or implied will confer upon any Employee any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(h) No Third Party Beneficiary.  No provision in this Section 8.01 will (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Seller, Buyer or any other Person, other than the Parties hereto and their respective successors and permitted assigns, (ii) constitute or create, or be deemed to constitute or create, an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Sellers or any of their respective Affiliates.

(i) U.S. W-2 Preparation/Successor Employer. Ferro agrees, pursuant to the standard procedure in Revenue Procedure 2004-53, to perform all the reporting 53 duties for the wages and other compensation it pays to Transferred Employees, including the filing of quarterly Forms 941 and the furnishing and filing of Forms W-2 and W-3. Ferro agrees to furnish Forms W-2 to Transferred Employees, reporting wages and other compensation paid by Ferro to the respective Transferred Employees. Buyer agrees to perform all the reporting duties for the wages and other compensation it pays to Transferred Employees, including the filing of quarterly Forms 941 and the furnishing and filing of Forms W-2 and W-3. Buyer agrees to furnish Forms W-2, reporting wages and other compensation paid by Buyer to the respective Transferred Employees.

Section 8.02 Collective Bargaining Agreements.    At the Closing, Buyer will assume the collective bargaining agreements listed on Schedule 2.01(c) with respect to the Transferred Employees subject to such collective bargaining agreements (each a “Union Employee”), provided that the unions that are parties thereto consent to the assignment of such collective bargaining agreements and such consents are delivered to Buyer at Closing pursuant to Section 4.02(n). Notwithstanding any provision of Section 8.01 to the contrary, the collective bargaining agreements listed on Schedule 2.01(c),  when assumed by Buyer, will govern the terms and conditions (including compensation and benefits (as amended to substitute Buyer’s benefits) of Buyer’s employment of the applicable Union Employees. Notwithstanding any provision of Section 8.01 to the contrary, (a) the collective bargaining agreements listed on Schedule 2.01(c) when assumed by Buyer, will govern the terms and conditions (including compensation and benefits, as amended to substitute Buyer’s benefits) of Buyer’s employment of the applicable Union Employees; and (b) for the avoidance of doubt, Buyer shall offer employment to all Employees subject to collective bargaining agreements regardless of leave status as of Closing.

Section 8.03 Workers’ Compensation.

(a) Subject to the terms of this Section 8.03, Sellers will be responsible for the entire cost and expense of all workers’ compensation claims made by Transferred Employees at any time with respect to injuries or conditions occurring before the Closing Date. Subject to the terms of this Section 8.03, Buyer will be solely responsible for the entire cost and expense of all workers’ compensation claims made by Transferred Employees with respect to (i) injuries or conditions occurring on or after the Closing Date and (ii) injuries identifiably sustained by Transferred Employees on or after the Closing Date that are aggravations or reinjuries of injuries or illnesses that were sustained before the Closing Date.

(b) With respect to injuries or conditions without an identifiable occurrence date, the Parties will share responsibility as follows: (i) Sellers will be responsible for the entire cost and expense of all such workers’ compensation claims relating to an event or condition where the first claim with respect to such event or condition is made within 30 days after the Closing Date and that is not covered by Buyer’s insurance and (ii) Buyer will be solely responsible for the entire cost and expense of all such workers’ compensation claims relating to an event or condition where the first claim with respect to such event or condition is made more than 30 days after the Closing Date and that is not covered by Sellers’ insurance.
ARTICLE IX OTHER COVENANTS
Section 9.01 Access to Books and Records; Cooperation.

(a) Buyer agrees that it will, and will cause its Subsidiaries to, preserve and keep all pre-Closing records of each Seller in its possession, as applicable, for a period of seven years commencing on the Closing Date. Each Seller agrees that it will, and will cause its Subsidiaries to, preserve the records held by it relating to the Polymer Additives Business, the Sold Assets and the Assumed Liabilities in compliance with the established records retention policies of such Seller, true and correct copies of which have been provided or made available to Buyer. Each Party will make, or cause its Subsidiaries to make, such records and personnel available to the other Parties and their Subsidiaries as may be reasonably required in connection with any insurance claims by, Proceedings against (other than Proceedings by Buyer or any of its Affiliates against Sellers or any of their respective Affiliates or vice versa) or governmental investigations involving, Buyer or Sellers or any of their respective Affiliates or in order to enable Buyer or Sellers or any of their respective Subsidiaries to comply with their respective obligations under this Agreement and the Ancillary Agreements. If Buyer or any Seller or any of their respective Subsidiaries wishes to destroy (or permit to be destroyed) such records prior to the end of the seven year period described above (in the case of Buyer and its Subsidiaries) or prior to the applicable date(s) set forth in the established records retention policies of Sellers (in the case of any Seller and their Subsidiaries), such Party will first give 90 calendar days prior written notice to the other Party, and the other Party will have the right at its option and expense, upon prior written notice given to the Party wishing to destroy such records within that ninety-day period, to take possession of the records within 180 calendar days after the date of such notice. Notwithstanding the foregoing, (i) Buyer will preserve and keep all pre-Closing toxicology and comparative studies relating to the Polymer Additives Business in its possession for five years commencing on the Closing Date, provided that prior to destroying (or permitting to be destroyed) and such toxicology and comparative studies (whether at the end of the five year period or at any time thereafter), Buyer will first give 90 calendar days prior written notice to Ferro, and Ferro will have the right at its option and expense, upon prior written notice to Buyer within that ninety-day period, to take possession of such toxicology or comparative studies; and (ii) Buyer will make, or cause its Subsidiaries to make, such toxicology and comparative studies available to Sellers and their Subsidiaries upon a Seller’s reasonable request in the event that such Seller requires access to such studies in connection with a Proceeding, Governmental Order or Governmental Authority investigation.

(b) Nothing in this Agreement will impose obligations on any Seller to give Buyer or its counsel, accountants or other authorized representatives access to information if such access (i) could reasonably be expected by such Seller to cause it to be in breach of any duty of confidence or any other duty or obligation under applicable Law (including Laws affecting privacy, personal information and the collection, handling, storage, processing, use or disclosure of data), or (ii) would result in a loss of attorney-client privilege with respect to such information;  provided, however, that Sellers shall use reasonable best efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable disclosure to Buyer to occur consistent with Sellers’ duties, obligations and privileges described in this sentence.

Section 9.02 Non-Compete and Non-Solicitation.

(a) None of the Sellers nor any of their respective Affiliates will, directly or indirectly, in any manner (whether on its own account, through any distributor, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise) during the five-year period commencing on the Closing Date (the “Five-Year Restricted Period”), (i) engage anywhere in the world in any business that competes with the Polymer Additives Business, or (ii) employ any Employee or engage any Employee as a consultant or other service provider or solicit any Transferred Employee for employment or to act as a consultant or other service provider; except that it will not be deemed to be a breach of the foregoing clause (ii) for either of the Sellers or any of their respective Affiliates to (A) solicit for employment any Transferred Employee by means of a general advertisement or other non-directed search inquiry or (B) hire any Transferred Employee who is no longer employed by Buyer and has not been employed by Buyer for a period of at least 12 months.

(b) Notwithstanding anything to the contrary in Section 9.02(a)(i), (i) the operation, performance and development by Ferro and its Affiliates of the Retained Businesses will not be a violation of Section 9.02(a)(i),  provided,  however, that none of the Sellers nor any of their respective Affiliates will, directly or indirectly, in any manner (whether on its own account, through any distributor, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (A)(1) during the two-year period commencing on the Closing Date (the “Initial North America Restricted Period”), market, sell or distribute, or attempt to market, sell or distribute, any Retained Products or any other products or services similar to or competitive with those marketed, sold or distributed by the Polymer Additives Business (collectively, the “Competitive Products”) in North America to any Person; provided,  however, that, for the avoidance of doubt, benzoic acid marketed, sold or distributed for products other than plasticizers shall not be considered a Competitive Product so long as they are not sold to displace a product sold by Buyer, and (2) during the two-year period commencing of the date that the Initial North America Restricted Period ends (the “Subsequent North America Restricted Period”), market, sell or distribute, or attempt to market, sell or distribute, any Competitive Products in North America to any Person set forth on Schedule 9.02(b)(i)(A)(2) or to any Affiliate of any such Person, (B) during the three-year period commencing on the Closing Date (the “Three-Year Restricted Period”), engage in or assist any affirmative efforts to convert any customer of the Polymer Additives Business set forth on Schedule 9.02(b)(i)(B) or any Affiliate of any such Person, from phthalates  and phthalate blends to any Competitive Products, or (C)

during the Five Year Restricted Period, market, sell or distribute, or attempt to market, sell or distribute, any phthalates and phthalate blends to any Person anywhere in the world other than in accordance with the terms of the Supply Agreement, and (ii) the acquisition by Sellers or any of their respective Affiliates following the Closing of a Person engaged in the Polymer Additives Business will not be a violation of Section 9.02(a)(i), provided that the business of the acquired Person otherwise prohibited by Section 9.02(a)(i) (the “Prohibited Business”) represents less than 10% of such Person’s consolidated gross sales and $30,000,000 in net revenues for its most recent completed fiscal year, provided, further, that, if, at any time after the acquisition of such acquired Person, the business of such acquired Person otherwise prohibited by Section 9.02(a)(i) represents more than 10% of such Person’s consolidated gross sales or $30,000,000 in net revenues, in either case during any trailing twelve month period during the Restricted Period, then Sellers shall, or shall cause their Affiliates to, divest such Prohibited Business within 12 months.

(c) Sellers acknowledge that the restrictions on Sellers in this Section 9.02 are necessary to protect the goodwill of the Polymer Additives Business, impose a reasonable restraint on Sellers in light of the activities and business of Sellers on the date of the execution of this Agreement and the current plans of the Parties, and that without these protections Buyer would not have entered into this Agreement.

(d) The Parties recognize that the performance of the obligations under this Section 9.02 by Sellers is special, unique and extraordinary in character, and that in the event of the breach by Sellers of the terms and conditions of this Section 9.02 to be performed by Sellers, Buyer shall be entitled, if it so elects, to obtain damages for any breach of this Section 9.02, and to enforce such obligations through specific performance, injunctive relief, a temporary restraining order, or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach hereof.

(e) If all or substantially all of the assets of the Antwerp Business are sold, assigned or otherwise transferred to any Person in a single transaction or series of transactions (whether through a sale of stock or other equity securities, by merger or consolidation, by sale of all or a portion of its assets, or by any other manner) (an “Antwerp Business Sale”), then Sellers shall require such purchaser(s) to enter into a written agreement with Buyer, pursuant to which such purchaser(s), for itself and its Affiliates, will agree to be bound by the restrictive covenants set forth in Section 9.02(b)(i)(A)(1),  Section 9.02(b)(i)(B),  Section 9.02(b)(i)(C),  Section 9.02(c) and Section 9.02(d), but only with respect to products manufactured, distributed or sold by the Antwerp, Belgium facility.  For the avoidance of doubt, the Parties acknowledge and agree that in the event of an Antwerp Business Sale, the Five-Year Period, the Initial North America Restricted Period and the Three-Year Period under this Section 9.02(e) commenced on the Closing Date, not on the closing of the Antwerp Business Sale.

Section 9.03 Severability; Reformation.  The covenants in this Article IX are severable and separate, and the invalidity of unenforceability of any specific covenant will not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction will determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.04 Materiality.  The Parties agree that the covenants set forth in this Article IX are a material and substantial part of the transactions contemplated by this Agreement, and are supported by adequate consideration.

Section 9.05 Corporate Names.

(a) Buyer acknowledges that all right, title and interest in and to the names or designs “Ferro” and Ferro’s “Check-in-a-Circle” logo, together with all confusingly similar variations, derivations and abbreviations thereof, any trademarks, trade names, brand marks, brand names, trade dress or logos relating to such names and any other identifiers of source containing or incorporating the foregoing (the “Retained Names and Marks”), are owned exclusively by Ferro, and, except as set forth in this Section 9.05(a), Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks. Within 180 calendar days after the Closing Date, unless such period is extended with the prior written consent of Ferro, Buyer will remove or cover the Retained Names and Marks from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials included in the Sold Assets. After that time, Buyer will not use, or permit any of its Subsidiaries to use, the Retained Names and Marks for any purpose. Notwithstanding the foregoing, Buyer may use the Ferro Corporation name at all times after the Closing in a neutral, non-trademark manner to describe the history of the Polymer Additives Business.

(b) Subject to the restrictions, terms and conditions of this Agreement, Buyer grants to Sellers a limited, non-exclusive, royalty-free, irrevocable right and license (the “License”) to use the Intellectual Property set forth in Schedule 9.05(b) (the “Licensed Marks”) anywhere in the world in connection with the advertisement, promotion, manufacture and distribution of Santicizer 9000 family of benzoates and Santicizer 400 family of adipate polymerics.  Sellers will have no right to sublicense the Licensed Marks, except to wholly owned Affiliates, and any use of the Licensed Marks by Sellers (or Affiliates thereof) will inure to the benefit of Buyer. The License is assignable upon the Antwerp Business Sale, except if such Sale is to a Restricted Person or any of its Affiliates, in which event the License shall terminate automatically. The term of the License commences on the Closing Date and will continue, unless earlier terminated pursuant to this Section 9.05(b), for 180 days thereafter, at which time the License will terminate automatically. For as long as the License is in effect, Sellers will use the Licensed Marks only in connection with Santicizer 9000 family of benzoates and Santicizer 400 family of adipate polymerics. Sellers will not use the Licensed Marks in any way that would bring discredit upon the Licensed Marks or cause Buyer’s ownership of the Licensed Marks or the goodwill associated with the Licensed Marks to be impaired, reduced or otherwise adversely affected. If Sellers violate any of the restrictions set forth in this Section 9.05(b), then, in addition to any other rights or remedies available to Buyer, Buyer will have the right to terminate the License, provided that Sellers will have 30 days to cure the breach.

Section 9.06 Further Actions.  Each of the Parties will use reasonable best efforts to take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary, proper or advisable under applicable Law or otherwise, and execute and deliver such documents and other papers as may be reasonably required or advisable, to consummate the transactions contemplated by this Agreement.

Section 9.07 Wrong Pocket.  If any Seller or any of its Affiliates receives any payment after the Closing for any product or service sold by or on behalf of Buyer or its Subsidiaries or in satisfaction of any Sold Asset that is a receivable or similar obligation, such Seller will promptly remit such funds to Buyer. Nothing in this Section 9.07 will impose any duty or obligation of any of the Parties to collect any payments or amounts for the other Party. After the Closing, Sellers shall refer to Buyer all orders and enquiries received in connection with the Polymer Additives Business, if any, without undue delay and shall use its reasonable best efforts to direct all future correspondence and contact in relation to the Polymer Additives Business to Buyer.  Notwithstanding the foregoing, Sellers will comply in all respects with the terms set forth in Section E.5 of Schedule A to the TSA, and Ferro will cause Capgemini to provide the report contemplated in Section E.5 of Schedule A of the TSA in accordance with the terms set forth therein.  Buyer will bear all expenses associated with the wire transfers, including bank charges, in connection with this Section 9.07, including under the TSA.

Section 9.08 Bulk Transfer Laws. Buyer and Sellers hereby waive compliance with any bulk transfer Laws applicable to the transactions contemplated by this Agreement.
Section 9.09 Confidentiality.

(a) Sellers acknowledge that Buyer and its Affiliates could be irreparably damaged if any non-public, confidential or proprietary information about Buyer, its Affiliates, the Polymer Additives Business, the Sold Assets or the Assumed Liabilities were disclosed by Sellers or their respective Affiliates to any Person other than Buyer and its Affiliates, and Sellers will not, and will cause their respective officers, directors, employees and other Affiliates not to, following the date hereof, without the prior written consent of Buyer, disclose or use (or permit to be disclosed or used) in any way any such information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the written opinion of its counsel, by other requirements of Law, and in any such event, Sellers will, to the extent practicable, give Buyer prompt written notice of any such requirement prior to any such disclosure, and may disclose to any third party requiring disclosure only the part of such confidential information that is compelled or required by Law to be disclosed, (ii) such confidential information is generally available to the public through no improper action of Sellers or any of their respective Affiliates or (iii) such confidential information is publicly disclosed by Sellers or any of their respective Affiliates with Buyer’s prior written consent.

(b) Buyer acknowledges that after the Closing Date, Sellers and their respective Affiliates could be irreparably damaged if any non-public or proprietary information about Sellers and their respective Affiliates that does not relate to the Polymer Additives Business, the Sold Assets or the Assumed Liabilities were disclosed by Buyer or its Subsidiaries to any Person other than Sellers and their respective Affiliates, and Buyer will not, and will cause its officers, directors, employees and other Subsidiaries not to, following the Closing Date, without the prior written consent of Sellers, disclose or use (or permit to be disclosed or used) in any way any such information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the written opinion of its counsel, by other requirements of Law, and in any such event, Buyer will, to the extent practicable, give Sellers prompt written notice of any such requirement prior to any such disclosure, and may disclose to any third party requiring disclosure only the part of such confidential information that is compelled or required by Law to be disclosed, (ii) such confidential information is generally available to the public through no improper action of Buyer or any of its Affiliates or (iii) such confidential information is publicly disclosed by Buyer or its Affiliates with Sellers’ prior written consent.

Section 9.10 Public Announcements.  Unless otherwise required by applicable Law or by any applicable listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, no Party will make any public announcements concerning this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld or delayed), and the Parties will cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing covenant, Sellers may make internal announcements regarding the transactions contemplated by this Agreement and the Ancillary Agreements to their employees after reasonable prior notice to and consultation with Buyer, and Buyer will be permitted to issue press releases, make public announcements and communicate with its employees, customers, suppliers and other business relations without the consent or participation of Sellers. Notwithstanding anything else in this Section 9.10, the Parties shall be under no restriction with respect to the republication of any information previously disclosed by any Party pursuant to this Section 9.10.

Section 9.11 Product Warranty Claims.  After the Closing, Buyer will honor for Sellers’ account and at Sellers’ expense (limited only to refund or replacement), for products of the Polymer Additives Business manufactured and shipped by Sellers prior to the Closing Date, those warranty claims made in accordance with the written warranties given by Sellers to the purchasers of such products; except that in the event that any such warranty claim is expected to exceed $20,000, the replacement of the product or refund must be approved in advance by Ferro (not to be unreasonably withheld). Buyer will make available for inspection by Sellers upon reasonable notice all records relating to the need for such work and the cost of performing such work. Buyer will promptly notify Sellers in writing of any warranty claim which Buyer expects, in good faith, to cost more than $20,000. If Sellers do not respond in writing within ten days after receipt of Buyer’s notice or Sellers’ deny liability for such claim, Buyer shall have no obligation to honor such warranty claim; provided,  however, Buyer may elect to honor or deny such claim without prejudicing any of their rights or obligations under this Section 9.11 to reimbursement of any validly honored warranty claim.

Section 9.12 ISRA Compliance.

(a) Ferro shall actively and diligently, at its sole cost and expense, take any and all actions necessary to comply with ISRA as it applies to the sale or transfer of the Sold Assets pursuant to this Agreement and secure a response action outcome (“RAO”) for all property comprising such Sold Real Property issued by a licensed site remediation professional (“LSRP”) (as defined by ISRA) under and in accordance with ISRA that is either unconditional or conditioned on the imposition of Land Use Covenant and Restrictions as provided in Section 9.12(d).   Without limiting the generality of the foregoing, Ferro shall, as appropriate and necessary under ISRA as it applies to the sale or transfer of the Sold Assets pursuant to this Agreement, (i) timely file a General Information Notice with NJDEP listing Ferro as the responsible party under ISRA, (ii) prepare and file an LSRP retention notice (as defined under ISRA), (iii) prepare and file a completed Remediation Certification (as defined under ISRA), (iv) prepare and submit a Preliminary Assessment (as defined under ISRA), (v) prepare and submit, if required under ISRA, a Site Investigation (as defined under ISRA), (vi) conduct and submit, if required under ISRA, a Remedial Investigation (as defined under ISRA) and a Remedial Action Workplan (as defined under ISRA), (vii) if required under ISRA, obtain from NJDEP Remedial Action Permits (as defined under ISRA), (viii) establish and maintain adequate financial assurance as required under ISRA, and (ix) secure an RAO that is either unconditional or conditioned on the imposition of Land Use Covenants and Restrictions as provided in Section 9.12(d).

(b) Ferro shall be responsible for all costs and expenses required to comply with ISRA as it applies to the sale or transfer of the Sold Assets pursuant to this Agreement, including all such costs and expenses related to the preparation and filing of ISRA related documents/forms, investigation and remediation of areas of environmental concern, all NJDEP filing/review fees, NJDEP surcharges, all costs and expenses of establishing and maintaining adequate financial assurance and all costs and expenses of attorneys related to such activities, LSRPs, environmental consultants and engineers retained by Sellers to comply with ISRA, provided, Buyer shall be responsible for its own cost and expenses in connection with monitoring Ferro’s compliance with ISRA.

(c) Subject to and in accordance with the requirements and conditions contained in Section 10.06(f), Buyer hereby grants to Ferro and Solutia Inc. and their respective officers, directors, partners, employees, agents, representatives, successors and assigns, consultants and contractors the right to enter upon the Sold Real Property upon reasonable advance notice in order to perform or monitor the work necessary for Solutia and Ferro to comply with their respective ISRA obligations and Solutia’s Resource Conservation and Recovery Act (RCRA) and Hazardous and Solid Waste Amendments (“HSWA”) obligations. If any portion of the Sold Real Property suffers any damage caused by Ferro, Solutia or their consultants or contractors pursuant to this access, including damage arising from sampling or testing conducted at the Sold Real Property, Ferro shall reasonably repair such damage and restore the Sold Real Property substantially to the same condition that existed immediately prior to such damage.

(d) Buyer shall reasonably cooperate with Ferro to minimize to the extent commercially reasonable the costs incurred by Ferro associated with Ferro’s ISRA obligations. Buyer acknowledges that in connection with, and as a condition of, the issuance of a written notice from a Governmental Authority indicating no further action is required or an RAO from an LSRP, or an equivalent approval of the environmental condition of the Sold Real Property, the use of the Sold Real Property may be restricted to commercial/industrial uses only, or restrictions may be imposed on the withdrawal or use of groundwater (provided,  however, Ferro shall not be permitted to impose and Buyer shall not be required to accept any restrictions on the continued use of facility production water wells except, Ferro may impose and Buyer shall accept restrictions prohibiting use for potable purposes), obligations may be imposed on the installation and/or maintenance of suitable ground cover, monitoring and/or reporting may be required of engineered barriers, and/or there may be other restrictions imposed through the use of Land Use Covenants and Restrictions.  Buyer shall accept any such reasonable Land Use Covenants and Restrictions and shall promptly execute and record any deed notices and other appropriate documents in connection therewith as Ferro may request; provided, however, that such Land Use Restrictions and Covenants comply in all respects with ISRA, do not interfere in any material respect with the continued utilization of the Sold Real Property by Buyer for industrial uses as occurring and situated/configured on the Closing Date, including any projects or improvements contemplated in any of Ferro’s written 2014 through 2018 budgets or capital plans, and do not restrict the continued use of facility production water wells other than restrictions prohibiting use for potable purposes.

(e) So long as Ferro is in compliance with Section 9.12, Buyer will not knowingly or intentionally advocate any position with NJDEP or any Governmental Authority that is in conflict in any material respect with any position Ferro has taken with NJDEP or any Governmental Authority with respect to the ISRA Response Actions for which Ferro is responsible for under this Agreement with respect to the Sold Real Property in New Jersey; provided, however, nothing herein shall prevent Buyer from making factual statements required to respond to requests from any Governmental Authority or required by applicable Law.

(f) Notwithstanding anything to the contrary herein, Ferro’s obligations under this Section 9.12 shall terminate upon receipt of (i) a written notice from an applicable Governmental Authority with controlling jurisdiction and authority over the

Sold Real Property in New Jersey indicating no further action is required for the Sold Real Property for the ISRA proceeding related to the sale or transfer of the Sold Assets pursuant to this Agreement, or (ii) an RAO by an LSRP as provided in Section 9.12(a) and/or an applicable Governmental Authority with controlling jurisdiction and authority.

(g) Until the issuance of a formal written notice from an applicable Governmental Authority indicating that no further action is required or the issuance of a RAO from a LSRP covering the Sold Real Property in New Jersey as required by Section 9.12(a), Ferro agrees, at its own cost and expense, to comply with any monitoring, maintenance, financial assurance and reporting requirements pursuant to Environmental Laws for any Engineering Controls, Institutional Controls, classification exception areas and well restriction areas utilized as part of the remedial actions at the Sold Real Property in New Jersey in connection with Ferro's ISRA obligations, including, without limitation, being named as the primary lead responsible party for compliance with the terms and conditions of any Remedial Action Permits issued by NJDEP pursuant to N.J.A.C. 7:26C-7.4 to 7.13 (collectively, the “Post-Remediation Obligations”).  After the issuance of a formal written notice from an applicable Governmental Authority indicating no further action is required or a RAO from a LSRP covering the Sold Real Property in New Jersey, Buyer agrees, at its own cost, to comply with the Post-Remediation Obligations, including amending any existing Remedial Action Permits issued pursuant to N.J.A.C. 7:26C-7.4 to 7.13 with NJDEP such that Buyer shall replace Ferro and become designated as the primary lead responsible party for compliance with the terms and conditions of any Remedial Action Permits issued by NJDEP, provided, however, nothing in this Section 9.12(g) shall affect Ferro’s obligation to indemnify Buyer pursuant to Article X for the Excluded Liabilities or for breaches of representations, warranties or covenants (other than ISRA obligations covered by this Section 9.12(g)).

(h) To the extent Buyer or any of its agents, contractors, licensees or invitees (not including Ferro, Solutia Inc. and their consultants or contractors) contributes in any greater than a de minimis respect to, exacerbates in any greater than a de minimis respect or causes any new Release of Hazardous Materials after the Closing Date which increase Ferro’s or Solutia Inc.’s cost to comply with ISRA, RCRA or HSWA relative to conditions existing as of the Closing, Buyer shall reimburse Ferro or Solutia Inc., as applicable, for the incremental reasonable out-of-pocket increased cost to comply.

(i) If Buyer transfers all or any portion of the Sold Assets in New Jersey or the related business subject to ISRA, RCRA or HSWA to any other Person, Buyer shall require such other Person to accept and agree to assume the obligations and liabilities of Buyer set forth in Section 9.12(c),  (d),  (e),  (g),  (h),  (i) and (j).

(j) Notwithstanding anything to the contrary herein, Buyer shall reasonably cooperate with Ferro and take all commercially reasonable actions necessary to preserve and facilitate recovery pursuant to Solutia Inc.'s indemnification obligations and to preserve and facilitate Solutia Inc.’s ISRA, RCRA and HSWA obligations under Article 10 of the June 21, 2000 Asset Purchase Agreement and/or

pursuant to the March 30, 2010 Letter Agreement between Ferro and Solutia Inc. (collectively, the “Solutia Agreement”).  With respect to the time period after Closing, Buyer shall comply, at its sole cost and expense, with all obligations of Ferro and its successors and assigns arising under Sections 10.3, 10.4, 10.5 and 10.6.4 of such June 21, 2000 Asset Purchase Agreement and under Sections 1.c.iv, 1.f and 13 of such March 30, 2010 Letter Agreement in connection with the Sold Real Property in New Jersey.  Ferro shall reasonably cooperate with Buyer and take commercially reasonable actions, subject to reimbursement from Buyer for out-of-pocket costs incurred by Ferro, to enforce Solutia Inc.’s obligations under the Solutia Agreement with respect to any open or unresolved historic ISRA, RCRA or HSWA proceedings involving the Sold Real Property in New Jersey.

Section 9.13 Declaration of Easement.  Buyer shall comply, at its sole cost and expense, with all obligations of Ferro and its successors and assigns after Closing in connection with the Declaration of Easement dated June 20, 2012 attached as Exhibit N, including, without limitation, the indemnification obligations in Sections D and F therein.

Section 9.14 Financial Assurances.  From and after the Closing, Ferro, at its sole cost and expense, shall provide, maintain and, to the extent required, obtain Governmental Authority approval of the financial assurance (including letters of credit, surety bonds or similar financial instruments) required to be provided by either Buyer or Ferro under Law as set forth on Schedule 9.14.  If any applicable Law requires that the financial assurances be provided by Buyer, rather than Ferro, and if Buyer satisfies such financial assurances requirements by having a letter of credit issued to the appropriate Governmental Authority, then so long as Buyer’s letter of credit is outstanding, Ferro will cause a commercial bank with a credit rating of at least A2 by Moody’s and A by Standard & Poor’s to issue a back to back irrevocable standby letter of credit in the same amount to the bank that issued the letter of credit on Buyer’s behalf.

Section 9.15 AOC.  Ferro shall actively and diligently undertake and pursue to completion all of the activities and work required by or under the AOC and obtain corrective action completion or corrective action completion with controls and termination acknowledgements from the U.S. EPA as specified in Paragraphs 58 and 59 of the AOC. Ferro shall establish and maintain the necessary financial assurance required by Paragraph 26 of the AOC and have that financial assurance submitted to and approved by U.S. EPA.

Section 9.16 Belgium Assets.  Within 60 days after the Closing, Ferro shall, or shall cause, the assets identified on Schedule 2.01(a) as the “Capital Equipment in Belgium” to be transferred from the Antwerp, Belgium facility to the Bridgeport Facility, at Ferro’s cost.

Section 9.17 Historical Data.  For a period of six months after Closing, upon Buyer’s reasonable written request and at Buyer’s cost, Sellers will use commercially reasonable efforts to provide or provide access to, or cause their respective Affiliates to provide or provide access to, within a reasonable time after such request in light of the data or information requested, any data or information included in the Sold Assets or directly related to the Sold Assets, the Polymer Additives Business or Assumed Liabilities.  Such data or information shall be delivered in the form in which it is currently maintained by Seller or in another electronic form reasonably acceptable to Buyer and Seller.

Section 9.18 S160 Inventory.  If Buyer sells any of the S160 Inventory to customers located in Europe at any time prior to February 21, 2015 then Buyer will pay to Seller an amount equal to twenty-five percent (25%) of the revenue received by Buyer from all such sales in the aggregate, up to $250,000.  Until February 21, 2015, Sellers agree, at no charge to Buyer, to (a) store the S160 Inventory at the Antwerp facility and (b) pack and arrange for shipment of the S160 Inventory in accordance with Buyer’s request, in each case consistent with prior practice.  On or prior to February 21, 2015, Buyer will have sold all of the S160 Inventory or will cause all remaining S160 Inventory to be off Sellers’ premises at Buyer’s sole cost and expense by February 21, 2015.

Section 9.19 Environmental Insurance. With respect to any matter for which coverage may reasonably be expected to be available under the Environmental Insurance Policy:

(a) Buyer shall first use commercially reasonable efforts to obtain recovery under the Environmental Insurance Policy, to the extent of coverage, provided that it is agreed that Buyer shall not be required to initiate litigation; and

(b) In addition to their obligations pursuant to Sections 9.12 and 10.06, Buyer covenants and agrees to (a) use commercially reasonable efforts to refrain from engaging in any act that Buyer has Knowledge would be reasonably likely to invalidate coverage under the Environmental Insurance Policy, (b) provide Ferro with prior written notice of any contemplated act that Buyer has Knowledge would be reasonably likely to invalidate coverage under the Environmental Insurance Policy, (c) prior to undertaking any act that Buyer has Knowledge would be reasonably likely to invalidate coverage under the Environmental Insurance Policy, provide Ferro with a reasonable opportunity to discuss alternatives to such act with Buyer.  For purposes of this Section 9.19 Buyer’s Knowledge shall include the Knowledge of Buyer’s officers and Buyer’s employees whose responsibility includes overseeing compliance with Environmental Laws or applicable insurance.

Section 9.20 Certain Letters of Credit.  Unless otherwise instructed in writing by Buyer, Sellers shall retain possession of the letters of credit listed as items 2, 3 and 4 on Disclosure Schedule 5.04(b) (the “Designated LCs”).  If Buyer reasonably determines that Ferro has the right to make a draw under either of the Designated LCs and requests that Ferro make a draw under a Designated LC then (a) Ferro will make such draw on Buyer’s behalf, (b) Ferro will promptly turn over to Buyer any funds received as a result of such draw and (c) Buyer will indemnify Ferro for any claims made by the issuer of such Designated LC related to or arising from such draw.

Section 9.21 Sellers’ Trade Secrets.  For a period of six (6) months after Closing Buyer and its Subsidiaries will use commercially reasonable efforts to take such actions as Ferro reasonably requests (all at Ferro’s cost) to protect any of Sellers' trade secrets and confidential information that are not Sold Assets, but are retained at the Facilities, including using commercially reasonable efforts to do the following: (a) identify, segregate and remove material documentation related to Ferro’s Project Pisa in any form from the applicable Buyer sites; (b) for all lab notebooks and documents containing material Project Pisa information, marking the covers or inside the front and back covers with "Contains Ferro Confidential." Ferro will provide administrative support if requested to undertake the marking and transfer of Pisa information, in any form, after it is identified by Buyer personnel.  During such six month period Buyer will use commercially reasonable efforts to transfer such Pisa information to Ferro, as reasonably requested by Ferro.  Buyer will not, following the Closing Date, without the prior written consent of Ferro, disclose in any way any such information, unless (i) requested to disclose such trade secret or confidential information by judicial or administrative process or, in the opinion of its counsel, required to disclose such information by other requirements of Law, and in any such event, Buyer will, to the extent practicable, give Ferro prompt written notice of any such requirement prior to any such disclosure, and may disclose to any third party requiring disclosure only the part of such trade secret or confidential information that is so requested or required by Law to be disclosed, (ii) such trade secret or confidential information is generally available to the public or known in the industry through no improper action of Buyer or any of its Affiliates or (iii) such trade secret or confidential information is publicly disclosed by Buyer or its Subsidiaries with Ferro's prior written consent or is independently developed by Buyer after the date hereof without reference to or the use of any of Ferro’s information.  Additionally, upon Ferro's written request, Buyer will promptly return documents to Ferro that contain Sellers' trade secrets and confidential information (after redacting any trade secret or confidential information of Buyer or its Subsidiaries).  Notwithstanding the foregoing Buyer shall not be required to take any action pursuant to this Section 9.21 that unreasonably interferes with the operation of the Polymer Additives Business.  Buyer and its Subsidiaries will provide notice to each of its employees that has access to Sellers' trade secret and confidential information of the requirements to maintain the confidentiality and secrecy of the information.

Section 9.22 Title Insurance.  If Buyer has an indemnification claim pursuant to (a) Section 10.01(a) in respect of a breach of the representations in Section 5.12(a) or (b) any of the Deeds in respect of a breach of the warranties therein, then Buyer will use commercially reasonable efforts to pursue claims and recover under any applicable Title Policy.  The provisions of this Section 9.22 shall survive the delivery and recording of the Deeds.

ARTICLE X SURVIVAL AND INDEMNIFICATION
Section 10.01 Indemnification by Ferro. From and after the Closing, Ferro agrees to indemnify and hold the Buyer Indemnified Persons harmless from and against 66 any and all Losses that any Buyer Indemnified Person actually suffers or incurs arising out of or resulting from:
(a) any breach, inaccuracy or misrepresentation of any representation or warranty made by Ferro in Article V;
(b) any Seller’s failure to perform any of its covenants or agreements contained in this Agreement or any Ancillary Agreement;

(c) the Release or presence of (i) total petroleum hydrocarbons, and benzene in groundwater or benzene, toluene, ethylbenzene, xylene and polynuclear aromatic hydrocarbons in soil prior to or as of Closing (including the future migration of total petroleum hydrocarbons and benzene in the groundwater and the future migration of benzene, toluene, ethylbenzene, xylene and polynuclear aromatic hydrocarbons in the soil) on, under or migrating from the property at 510 East Central Avenue, Fort Worth, Texas or (ii) 1,1 dichloroethane in the groundwater as of the Closing (including the future migration of 1,1 dicholoethane in the groundwater) on, under or migrating from the property at 1000, 1600 and 1636 Wayside and 1725 London Road, Cleveland, Ohio;

(d) BASF obtains ownership of the Tolling Assets pursuant to the BASF Agreement;
(e) any Excluded Asset or any Excluded Liabilities; and

(f) the failure to obtain, prior to the Closing Date, either (i) the signature of The Passaic Valley Sewerage Commission to that certain Agreement dated December 11, 2014 in the form attached hereto as Exhibit O or (ii) the consent of The Passaic Valley Sewerage Commission to the assignment to Buyer of that certain Agreement dated April 11, 2014 between The Passaic Valley Sewerage Commission and Ferro.

Section 10.02 Sellers’ Indemnification Limitations. Notwithstanding anything to the contrary contained in this Article X, none of the Buyer Indemnified Persons will be entitled to recover from Ferro pursuant to Section 10.01(a) (except with respect to Section 5.11(a)(ii) and 5.11(a)(iii) which is not subject to the Sub-Basket, the Basket or the Cap but is subject to the Tolling Assets Cap) (a) in respect of any individual item or group of items arising out of the same event or a similar set of facts, in either case where the Loss relating thereto is less than $20,000 (the “Sub-Basket”), (b) in respect of any individual item or group of items arising out of the same event or a similar set of facts, in either case where the Loss relating thereto is greater than the Sub-Basket, unless the total of all Losses which are indemnifiable pursuant to Section 10.01(a) exceeds $1,000,000 (the “Basket”), in which event the Buyer Indemnified Persons will be entitled to indemnification only for such Losses in excess of the Basket, and (c) in the aggregate, more than $15,400,000 (the “Cap”).  None of the Buyer Indemnified Persons will be entitled to recover from Ferro pursuant to Section 10.01(c) in the aggregate, more than the sum of the Cap plus $4,600,000 (the “Environmental

Cap”).  None of the Buyer Indemnified Persons will be entitled to recover from Ferro pursuant to Section 10.01(d) or Section 10.1(a) with respect to Section 5.11(a)(ii) or 5.11(a(iii) in the aggregate, more than $305,000 (the “Tolling Assets Cap”).  Notwithstanding the foregoing, the Sub-Basket, Basket, Cap ,Environmental Cap and Tolling Assets Cap will not apply with respect to the Sellers’ Fundamental Representations and Warranties or any knowing and intentional concealment or omission of any material fact by any Seller with the intent to deceive or mislead any Buyer Indemnified Person. For the avoidance of doubt, in no event will any adjustment made pursuant to Section 3.02 apply toward or be counted against the Basket, the Sub-Basket, Cap, Environmental Cap or Tolling Assets Cap.

Section 10.03 Indemnification by Buyer.  From and after the Closing, Buyer and its Subsidiaries jointly and severally agree to indemnify and hold the Seller Indemnified Persons harmless from and against any and all Losses that any Seller Indemnified Person actually suffers or incurs arising out of or resulting from:

(a) any breach, inaccuracy or misrepresentation of any representation or warranty of Buyer contained in Article VI;
(b) Buyer’s failure to perform any of its covenants or agreements contained in this Agreement or any Ancillary Agreement; and
(c) any Sold Assets or any Assumed Liabilities.

Section 10.04 Buyer’s Indemnification Limitations.  Notwithstanding anything to the contrary contained in this Article X, none of the Seller Indemnified Persons will be entitled to recover from Buyer pursuant to Section 10.03(a) (a) in respect of any individual item or group of items arising out of the same event or a similar set of facts, in either case where the Loss relating thereto is less than the Sub-Basket, (b) in respect of any individual item or group of items arising out of the same event or a similar set of facts, in either case where the Loss relating thereto is greater than the Sub-Basket, unless the total of all Losses which are indemnifiable pursuant to Section 10.03(a) exceeds the Basket, in which event the Seller Indemnified Persons will be entitled to indemnification only for such Losses in excess of the Basket, and (c) in the aggregate, more than the Cap. For the avoidance of doubt, in no event will any adjustment made pursuant to Section 3.02 apply toward or be counted against the Basket, the Sub-Basket or Cap.

Section 10.05 Indemnification as Exclusive Remedy.  The indemnification provided in Section 7.03(a) and this Article X, subject to the limitations set forth herein, will be the sole and exclusive post-Closing remedy available to the Buyer Indemnified Persons and the Seller Indemnified Persons for money damages in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or Buyer’s ownership or operation of the Sold Assets, whether based in contract or tort; except that the provisions of this Section 10.05 will not prevent or limit a cause of action at Law or in equity (a) based upon any intentional and knowing misrepresentation of any representation or warranty by Ferro set forth in Article V or by Buyer set forth in

Article VI, or any knowing and intentional concealment or omission of any material fact by a Party with the intent to deceive or mislead any Indemnified Party or (b) under Section 11.14 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 10.06 Environmental Indemnification Exclusive Remedy and Limitations.

(a) Buyer understands and agrees that each Buyer Indemnified Person’s right to indemnification under Section 10.01 will constitute its sole and exclusive remedy against Sellers and their respective Affiliates with respect to any matter arising under Environmental Law relating to the past, current, or future facilities, properties, or operations of the Polymer Additives Business or Sold Assets. Except for Buyer’s rights to seek indemnification for any Losses for which Ferro is obligated to indemnify Buyer pursuant to Section 10.01, Buyer waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from any Seller and any of their respective Affiliates, and releases Sellers and their respective Affiliates from any claim, demand or Liability, in each case with respect to any such matter arising under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and any other Environmental Laws.

(b) No Seller shall have any obligation to indemnify the Buyer Indemnified Persons with respect to Losses otherwise subject to indemnification under Section 10.01 arising from any Releases of Hazardous Substances identified through any soil or groundwater investigation undertaken at the Facilities by or on behalf or with the consent or permission of Buyer after the Closing Date unless (i) ordered or demanded by Governmental Authorities pursuant to applicable Law; (ii) required by any Environmental Law or Environmental Permit; (iii) reasonably undertaken and discovered in the course of construction or building projects, which investigation did not have soil or groundwater environmental sampling as the purpose; (iv) required to be conducted in response to any third-party claim, action, suit or proceeding; (v) requested by a bona fide lender that has a commercially reasonable concern with respect to environmental conditions at the Facilities; or (vi) a reasonably prudent property owner would conclude that there is a material threat to the environment or the health and safety of employees or occupants of the Facilities or persons downgradient therefrom.

(c) Ferro’s obligation to indemnify the Buyer Indemnified Persons with respect to any Response Action otherwise subject to indemnification under Section 10.01 will be limited to Response Actions required by Environmental Law, Environmental Permits, and written orders and demands pursuant to  valid authority under applicable Environmental Law from Governmental Authorities or Leases and that are conducted in a Commercially Reasonable Manner. “Commercially Reasonable Manner” shall mean cost effective methods (from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder) for performing a particular Response Action that are required to achieve compliance with Environmental Laws, Environmental Permits, and written orders or demands pursuant to valid authority under applicable Environmental Law from Governmental Authorities or Leases, it being understood that such Commercially Reasonable Manner shall include, where applicable to reduce costs, risk-based remedies or remedial standards, Institutional Controls or Engineering Controls or barriers or deed restrictions on real property, provided that such standards, controls and restrictions do not: (y) materially interfere with the continued utilization of the Facilities for industrial uses as occurring and situated/configured as of the Closing including any projects or improvements contemplated in any of Ferro’s written 2014 through 2018 budgets or capital plans and (z) do not restrict the continued use of the production water wells at the Sold Real Property in New Jersey (other than restrictions prohibiting use for potable purposes).  Buyer Indemnified Persons shall accept and be responsible for maintaining any such Institutional Controls at their own cost and expense.

(d) Ferro will have no obligation to indemnify any Buyer Indemnified Persons under Section 10.01 with respect to the portion of Losses to the extent arising from any Releases caused by Buyer and first occurring or contributed to by Buyer after Closing.

(e) The Buyer Indemnified Persons will promptly notify Ferro in writing upon becoming aware of the need to conduct any Response Action that would be subject to indemnification under Section 10.01, and, pursuant to and in accordance with requirements of subsection (f) below, Ferro will have the right to control and conduct any such Response Action and any related communications with any Governmental Authorities or third parties; provided that Ferro will take commercially reasonable steps to avoid unreasonably interfering with Buyer’s operations at the relevant Facility; and provided further that Ferro will utilize environmental contractors reasonably acceptable to Buyer and provide Buyer with a reasonable opportunity to review and comment on any proposed Response Action prior to implementation and final drafts of documents prepared for submission to any Governmental Authority or other third party prior to submittal (and will utilize good faith reasonable efforts to accommodate reasonable comments provided by Buyer).

(f) Upon at least seven days’ prior written notice, Buyer agrees to provide Ferro reasonable access to the Facilities as is requested by Ferro to satisfy its obligations with respect to any Response Action that would be required under Section 9.12 or subject to indemnification under Section 10.01, and Buyer will require Buyer’s employees to provide reasonable levels of support and to cooperate with Ferro (including without limitation, the provision of non-privileged information reasonably available to Buyer) as is requested by Ferro to satisfy such obligations. All actions taken by Ferro pursuant to Section 9.12 and this Section 10.06(f): (i) shall not unreasonably interfere with the operation of the Polymer Additives Business and (ii) shall be completed in a Commercially Reasonable Manner and in accordance with Law, including Environmental Laws and Environmental Permits.  Ferro will (A) reimburse Buyer for any reasonable out-of-pocket costs incurred by Buyer in providing support or cooperation requested by Ferro, (B) keep Buyer reasonably informed as to Ferro’s material activities pursuant to Section 9.12 and this Section 10.06 and the status of, and any material development related to, all of the Response Actions that would be subject to indemnification under Section 10.01 and the activities required to be undertaken by Buyer pursuant to Section 9.12 and this Section 10.06, (C) promptly provide Buyer with copies of any material correspondence or other material documents provided to or received from any Governmental Authority related to such matters), (D) in connection with such access granted to Ferro to perform Response Actions pursuant to its indemnification obligations under Section 10.01, indemnify, defend and hold the Buyer Indemnified Persons harmless from and against any and all Losses resulting from personal injury or property damage to the extent arising, in whole or part, out the performance by Ferro, its employees, agents, independent contractors, sub-contractors or Persons acting on their behalf, of any of the actions described above, and (E) give Buyer notice of any proposed meeting with any Government Authority concerning such Response Action at least five Business Days prior to such meeting and permit Buyer and its advisors to attend and participate in any such meeting, at Buyer’s sole expense, provided that Buyer shall not advocate any position adverse to or different from Ferro at any such meeting and Ferro shall lead the discussions with any Governmental Authority. Ferro will restore any structures or improvements damaged by such access to Ferro at the Facilities to substantially the same condition as existed prior to the performance of the Response Action.

Section 10.07 Indemnification Calculations.  The amount of any Losses for which indemnification is provided under this Article X will be computed net of any insurance proceeds actually paid to the Indemnified Party in connection with such Losses, minus any out-of-pocket expenses and attorneys’ and other professional fees and expenses incurred relating to the recovery of such insurance proceeds (“Recovery Proceeds”). If an Indemnified Party receives Recovery Proceeds in connection with Losses for which it has received indemnification, such Party will refund to the Indemnifying Party the amount of such Recovery Proceeds when received, up to the amount of indemnification received. The Parties agree that any indemnification payments made pursuant to this Agreement will be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 10.08 Survival.  The representations and warranties contained in this Agreement will survive the Closing Date until the 18-month anniversary of the Closing Date; except that (a) the representations and warranties set forth in Section 5.13 (Environmental Matters) will survive until the five-year anniversary of the Closing Date, (b) the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Authorization; Enforceability), Section 5.03(a) and (c) (No Approvals or Conflicts), Section 5.11(a) (Title to and Condition of Assets) and Section 5.18 (No Brokers’ or Other Fees) (collectively, the “Sellers’ Fundamental Representations and Warranties”) will survive indefinitely, (c) the representations and warranties set forth in Section 5.08 (Tax Matters) will expire as of the date that is 30 days following expiry of the applicable statute of limitations therefor; and (d) the representations and warranties set forth in Section 5.11(a)(ii) and Section 5.11(a)(iii) (Tolling Assets) will expire upon the earlier to occur of the 12-month anniversary of the Closing Date or the date upon which Buyer or its Affiliates enter into a new agreement with BASF with respect to the Tolling Assets.  Sellers indemnification obligations with respect to Section 10.01(c) will survive the Closing Date until the ten year anniversary of the Closing Date.  Sellers indemnification obligations with respect to Section 10.01(d) will survive the Closing Date until the earlier to occur of the 12-month anniversary of the Closing Date or the date upon which Buyer or its Affiliates enter into a new agreement with BASF with respect to the Tolling Assets.  All other covenants and agreements contained in this Agreement to be performed following the Closing Date will survive the Closing Date in accordance with their terms. Any claim for indemnification not made by Buyer or Seller on or prior to the date of termination of the applicable survival period (if any) will be irrevocably and unconditionally released and waived, whether or not a longer period would be permitted by applicable Law. However, if Buyer or Sellers, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  Notwithstanding anything to the contrary in this Agreement, any claim based on any knowing and intentional misrepresentation by Ferro of any representation or warranty set forth in Article V or by Buyer of any representation or warranty set forth in Article VI or any knowing and intentional  concealment or omission of any material fact by a Party with the intent to deceive or mislead the other Party may be made at any time without limitation.

Section 10.09 Notice and Opportunity to Defend.  If there occurs an event which a Party asserts is an indemnifiable event pursuant to Section 10.01 or Section 10.03, the Party or Parties seeking indemnification (the “Indemnified Party”) will promptly notify the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”), which notice will specify the nature and basis of such claim and the amount thereof, to the extent known. If such event involves a claim or demand made by any Person (other than a Party or Affiliate of a Party) against the Indemnified Party (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party prompt written notice of the Third Party Claim (the “Claim Notice”), and in any event within fourteen (14) days of the receipt of such Third Party Claim, which Claim Notice will specify the nature and basis of the Third Party Claim and the amount thereof, to the extent known, and will be accompanied by copies of all relevant documentation with respect to the Third Party Claim, including any summons, complaint or other pleadings that may have been served, any written demand or any other relevant document or instrument; except that the failure to provide such prompt notice will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure prejudices the Indemnifying Party hereunder. In the case of a Third Party Claim, the Indemnifying Party will be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof (unless (i) an actual or potential conflict of interest will exist between the Indemnifying Party and the Indemnified Party, as reasonably determined by the Parties, in which case reasonable fees and expenses of separate counsel to the Indemnified Party will be included in the indemnified amount or (ii) the Indemnifying Party fails to diligently pursue the defense of such Third Party Claim in a reasonably timely fashion). The Indemnifying Party and the Indemnified Party agree to cooperate reasonably with each other and their respective counsel in connection with the defense, negotiation or settlement of any Third Party Claim. Notwithstanding anything else set forth in this Section 10.09 to the contrary, the Indemnified Party will at all times have the right to participate at its own expense in the defense of any Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless the settlement involves money damages only and all such relief is paid or satisfied in full by the Indemnifying Party or (ii) by the Indemnified Party without the prior written consent of the Indemnifying Party. (which consent will not be unreasonably withheld, conditioned or delayed).

Section 10.10 Additional Limitations.

(a) Except for Losses resulting from a Third Party Claim, no Person will be entitled to indemnification under this Article X for punitive, exemplary or special damages or damages that are not reasonably foreseeable (except such items as a Party may be required to pay to a third party as a result of a third party claim). Notwithstanding anything in this Agreement to the contrary, no Person will be entitled to be compensated more than once for the same Loss.

(b) No Person will be entitled to recover any indemnification payment or other amounts due from any other Party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such Party hereunder or under any document delivered pursuant hereto or in connection herewith, including any Ancillary Agreement.

(c) No Buyer Indemnified Person will be entitled to indemnification under this Article X for Taxes or Losses related to Taxes for any taxable period or portion thereof beginning after the Closing Date.

(d) For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty (other than those in Section 5.04(a), the first sentence of Section 5.05,  Section 5.10(a), the last sentence of Section 5.16(a) and the last sentence of Section 5.16(b)) relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded (other than each reference to “Material Contracts”, “Material Customers” or “Material Suppliers” in Article V), it being the understanding of the Parties that for purposes of determining liability under this Article X, the representations and warranties of the Parties contained in this Agreement (subject to the exceptions noted above) shall be read as if such terms and phrases were not included in them.

ARTICLE XI MISCELLANEOUS

Section 11.01 Fees and Expenses.  Except as otherwise provided in this Agreement, each Party will be liable for and will bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the Ancillary Agreements and the performance and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, whether or not the Closing will have occurred.  Notwithstanding the foregoing, Sellers and Buyer shall split equally the costs and expenses of (i) the Title Commitments, Title Policies and Surveys, and any and all title search, escrow and closing fees charged by the Title Company in connection with the Closing, (ii) any Transfer Taxes, (iii) the Independent Accountants and (iv) the premium for the Environmental Liability Insurance Policy.

Section 11.02 Governing Law.  This Agreement will be construed under and governed by the State of New York applicable to contracts made and performed in such State, without giving effect to the conflict of laws principles of such State that would require or permit application of the Laws of another jurisdiction. The Parties expressly elect not to be bound in any way by the United Nations Convention on Contracts for the International Sale of Goods.

Section 11.03 Projections.  In connection with Buyer’s investigation of the Sold Assets, Buyer may have received, or may receive, from or on behalf of Sellers and/or their representatives certain estimates, projections and other forecasts for the Sold Assets, and certain business plan and budget information. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such financial projections and forecasts, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all financial projections and forecasts so furnished to it, and (d) Buyer will not assert any claim against Sellers, any of their respective Affiliates, or any of their respective directors, officers, employees or representatives, or hold any such Persons liable, with respect to such estimates, projections and forecasts, except to the extent arising out of or relating to any knowing and intentional concealment or omission of any material fact by any Seller with the intent to deceive or mislead any Buyer Indemnified Person. Accordingly, Buyer acknowledges that no Seller makes any representation or warranty with respect to such estimates, projections, forecasts, plans or budgets.

Section 11.04 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

Section 11.05 No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by any Party without the prior written consent of Buyer, in the case of any assignment by a Seller, and Ferro, in the case of any assignment by Buyer; provided, however, that Buyer may

(a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Subsidiaries or Affiliates, or (c) assign its rights under this Agreement to any Person that acquires the Polymer Additives Business or any of the Sold Assets (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the foregoing sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in contravention of this Section 11.05 will be void and of no force or effect. No delegation of any obligations hereunder will relieve the Parties of any such obligations.

Section 11.06 Waiver.  Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party will be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement will be deemed to or will constitute a waiver of such provision and no waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.

Section 11.07 Notices.  Any notice, demand or communication required or permitted to be given by any provision of this Agreement must be prepared in the English language and will be deemed to have been sufficiently given or served for all purposes if delivered by (a) fax or (b) a nationally recognized overnight courier service, in each case to the recipient at the address below indicated:

If to Buyer:c/o H.I.G. Capital

1450 Brickell Avenue, 31st Floor

Miami, Florida 33131

Attn: Keval Patel

Fax: (305) 381-4319

With copy to: McDermott Will & Emery LLP

   227 West Monroe Street

Chicago, Illinois 60606

Attn: Brooks Gruemmer

Fax: (312) 984-7700

If to Sellers:Ferro Corporation

6060 Parkland Boulevard
Suite 250

Mayfield Heights, Ohio 44124

Attn: General Counsel

Fax: 216-875-5623

With copy to: Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attn: Patrick J. Leddy, Esq.

Fax: (216) 579-0212

or to such other address or fax number as any Party may designate in writing. Any notice under this Agreement will be deemed to have been duly given (x) on the date such notice is delivered by email or fax or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) will be deemed to have been duly given on the next Business Day.

Section 11.08 Complete Agreement.  This Agreement (including the Schedules hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 11.09 Counterparts.  This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic submission, all of which will be considered one and the same agreement and each of which will be deemed an original.

Section 11.10 Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.11 Third Parties. Nothing herein expressed or implied is intended or will be construed to confer upon or give to any Person, other than the Parties and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 11.12 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either of the Sellers, Buyer or any of their respective Affiliates will have any Liability for any obligations or Liabilities of Sellers or Buyer (as the case may be) under this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Section 11.13 Dispute Resolution.

(a) Informal Dispute Resolution.  The Parties will seek to resolve any disagreement, dispute, controversy or claim arising out of or in relation to or in connection with the construction, interpretation or validity of this Agreement (other than any such disagreement, dispute, controversy or claim arising out of or in relation to or in connection with Section 3.02,  Section 9.02,  Section 9.09 or Article X with respect to Third Party Claims, each of which will be resolved in the manner set forth in such Section or Article or Section 11.14, as applicable) or the other Ancillary Agreements or the alleged breach hereof or thereof or the transactions contemplated hereby or thereby amicably and in good faith through discussions between duly designated officers of the Parties. If the matter is not resolved through discussion of such individuals within 30 calendar days, each Party agrees to consider in good faith any reasonable request by the other Party to engage in mediation or any other means of alternative dispute resolution short of arbitration.

(b) Exclusive Jurisdiction.  Any legal suit, action or other Proceeding arising out of or based upon this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby may be instituted only in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or other Proceeding. Service of process, summons, notice or other document by mail to Party’s address set forth herein will be effective service of process for any suit, action or other Proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any other Proceeding in such courts and irrevocably agree not to plead or claim in any such court that any such suit, action or other Proceeding brought in any such court has been brought in an inconvenient forum.

(c) WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS 77

AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.13(C).

Section 11.14 Specific Performance. Each Party acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the other Parties and that such other Parties will not have an adequate remedy at Law. Therefore, the obligations of the Parties under this Agreement, including Buyer’s obligation to purchase the Sold Assets and assume the Assumed Liabilities, will be enforceable by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without any requirement to post a bond or other security. Such remedies will, however, be cumulative, not exclusive, and will be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 11.15 Legal and Tax Advice.  Buyer has had an opportunity to discuss this Agreement and the other Ancillary Agreements with counsel of its choosing, and to have the legal consequences of this Agreement and the other Ancillary Agreements and the transactions contemplated hereby and thereby explained by such counsel. Buyer has also had an opportunity to seek and obtain the advice of tax professionals of its choosing with respect to the tax consequences of the transactions contemplated by this Agreement and the other Ancillary Agreements. Buyer is not relying on Sellers or any of their representatives or Affiliates for purposes of interpreting the provisions or assessing the consequences of the transactions contemplated by this Agreement or any of the other Ancillary Agreements or assessing the consequences hereof or thereof.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SELLERS:

Ferro Corporation

By: /s/ Peter T. Thomas

Name: Peter T. Thomas

Title: President and CEO

Ferro (Belgium) Sprl

By: /s/ Peter Pyl

Name: Peter Pyl

Title: Managing Director

Ferro Mexicana S.A. de C.V.

By: /s/ John Kelly

Name: John Kelly

Title: Managing Director

BUYER:

Polymer Additives, Inc.

By: /s/ Keval Patel

Name:Keval Patel

1

Title: President, Treasurer and Secretary

2

Schedule 3.02(a)(i)

1.The cash purchase price payable to Sellers shall be reduced by fifty percent (50%) of the following costs, expenses and taxes incurred by Buyer:

●America National (Surveying and Zoning) $37,482.00

●Zurich (Environmental Insurance) $703,848.60

●Chicago Title (Title Insurance)$88,189.01

●Chicago Title (Deed Transfer Tax) $130,608.00

___________

Total Split Fees$ 960,127.61

50% Fee Split$480,063.81

2.If prior to Closing, for any of the projects listed on the attached schedule, Ferro has not spent the amount indicated on the attached schedule for such project (in each case, a “Spending Shortfall”) then the cash purchase price payable to Sellers shall be reduced by an amount equal to the aggregate of all Spending Shortfalls, which the Seller estimates at Closing is equal to $929,455.50 and thus the estimated cash purchase price payable at Closing will be reduced by $929,455.50.  This amount is subject to review and adjustment as provided in Section 3.02.

3.The cash purchase price payable to Sellers shall be reduced by fifty percent (50%) of the aggregate amount owed to the union employees under that certain Agreement to Extend Collective Bargaining Agreement, dated as of October 8 2014, by and between Ferro and The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the “Fort Worth Union”) with respect to any retroactive application of wage increases (for any period ending on or prior to the Closing) set forth in a new or amended collective bargaining agreement between Buyer and the Fort Worth Union plus the amount of any payroll, employment or other Taxes payable by Buyer or any of its subsidiaries with respect to such amounts (the “Retroactive Wage Amount”).  The Seller estimates the Retroactive Wage Amount is $10,000 in the aggregate and thus the estimated cash purchase price payable at Closing will be reduced by $10,000.  This amount is subject to review and adjustment as provided in Section 3.02.

4.   The cash purchase price payable to Sellers shall be reduced by all real property Taxes payable by Sellers pursuant to Section 7.03(a), which Seller estimates equals a net credit to Buyer of $247,407.92 and thus the estimated cash purchase price payable at Closing will be reduced by $247,407.92  .  This amount is subject to review and adjustment as provided in Section 3.02.

5.  The cash purchase price payable to Sellers shall be reduced by seventy fifty percent (75%) of the Forfeited Employer Contributions, which the Seller estimates equals $85,000 and thus the estimated cash purchase price payable at Closing will be reduced by $63,750.  This amount is subject to review and adjustment as provided in Section 3.02.